UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Athersys, Inc.

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®

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

To Our Stockholders:

You are invited to attend the 2016 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc. to be held at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114 on Monday, June 20, 2016 at 8:30 a.m. Eastern Daylight Time. We are pleased to enclose the notice of our Annual Meeting, together with the proxy statement, the proxy and an envelope for returning the proxy.

You are asked to: (1) elect the seven Directors nominated by the Board of Directors; (2) ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2016; (3) approve the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan; and (4) approve, on an advisory basis, named executive officer compensation.

Your Board of Directors unanimously recommends that you vote: “FOR” the election of each of the seven Director nominees named in the proxy statement; “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2016; “FOR” the approval of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan; and “FOR” the approval, on an advisory basis, of named executive officer compensation.

Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the Annual Meeting and decide to vote in person, you may withdraw your proxy at the meeting. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Your time and attention to this letter and the accompanying proxy statement and proxy are appreciated.

Sincerely,

/s/ Gil Van Bokkelen
Gil Van Bokkelen
Chairman and Chief Executive Officer

April 29, 2016

®

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS ON

June 20, 2016

The 2016 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, will be held on Monday, June 20, 2016, at 8:30 a.m. Eastern Daylight Time, at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114 for the following purposes:

(1)	To elect the seven Directors nominated by the Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as Athersys, Inc.’s independent auditors for the fiscal year ending December 31, 2016;

(3)	To approve the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan;

(4)	To approve, on an advisory basis, named executive officer compensation; and

(5)	To consider any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on Monday, April 25, 2016 are entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary

April 29, 2016

Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2016

The 2016 Annual Meeting of Stockholders, or Annual Meeting, of Athersys, Inc., a Delaware corporation, which we refer to as Athersys or the Company, will be held on Monday, June 20, 2016, at 8:30 a.m. Eastern Daylight Time, at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114.

This proxy statement is furnished in connection with the solicitation by the Board of Directors of the Company, which we refer to as the Board, of proxies to be used at the Annual Meeting. This proxy statement and the related proxy card are being mailed to stockholders commencing on or about April 29, 2016.

Stockholders of record of the Company at the close of business on Monday, April 25, 2016, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 84,164,555 shares of common stock, par value $0.001 per share, of the Company, which we refer to as Common Stock, were outstanding and entitled to vote. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. Each share of Common Stock is entitled to one vote. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Properly executed proxies marked “abstain,” as well as “broker non-votes,” as described below, will be considered “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Required Vote, Abstentions, Broker Non-Votes and Related Matters. Brokers or other nominees who hold shares of Common Stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters which are “non-routine,” without specific instructions from the beneficial owner. The vote required and the treatment of abstentions and broker non-votes for each proposal are described below.

Proposal One — Election of Directors is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. The nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, withheld votes and broker non-votes will have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes.

Proposal Two — Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for the Fiscal Year Ending December 31, 2016 is considered to be a routine matter. Accordingly, we do not expect broker non-votes on this proposal. The affirmative vote of the holders of a majority of the shares cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016. Under the Company’s bylaws, abstentions will have no effect on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2016 is not binding on the Company.

Proposal Three — Approval of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal.

Proposal Four – Advisory Vote on Named Executive Compensation is considered a non-routine matter, and without your instruction, your broker cannot vote your shares with respect to this proposal. Approval of this proposal requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal.

The shares of Common Stock represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares of Common Stock represented by such proxies received will be voted: (i) for the election of each of the seven Director nominees named in this proxy statement; (ii) for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2016; (iii) for the approval of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan; (iv) for the approval, on an advisory basis, of named executive officer compensation; and (v) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting or any adjournment thereof.

Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, you may revoke the proxy at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of the following seven Directors, Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Ismail Kola, Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski, and their current term of office will expire at the Annual Meeting. At each annual stockholders’ meeting, Directors are elected for a one-year term and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled by a majority vote of the remaining Directors then in office.

At the Annual Meeting, seven Directors are to be elected to hold office for a term of one year and until their successors are elected and qualified. The Board recommends that its nominees for Director be elected at the Annual Meeting. The nominees are Gil Van Bokkelen, Lee E. Babiss, John J. Harrington, Ismail Kola, Lorin J. Randall, Jack L. Wyszomierski and Jordan S. Davis. Since our offering in 2007 when we went public, Radius Venture Partners LLC, or Radius, has had the right to nominate a Director, referred to herein as the Radius Designee, provided that Radius still owns at least 25% of the shares of Common Stock that it purchased in 2007. Kenneth H. Traub has served as the Radius Designee since June 2012. In December 2015, Mr. Traub became Managing Partner of Raging Capital Management, an investment management firm, and as a result of his new responsibilities, he has informed the Company that he is unable to stand for re-election. Mr. Davis is being nominated for election at the 2016 Annual Meeting as the new Radius Designee.

If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, the proxies will be voted for the election of such other person as a Director as the Board may recommend. Information regarding the nominees for Director is set forth below.

Gil Van Bokkelen, 55. Dr. Van Bokkelen has served as our Chief Executive Officer and Chairman since August 2000. Dr. Van Bokkelen co-founded Athersys in 1995 and has served as Chief Executive Officer and Director since the Company’s founding. Prior to May 2006, he also served as the Company’s President. Dr. Van Bokkelen is also the Chairman of the Board of Governors for the National Center for Regenerative Medicine. He served as the Chairman of the Alliance for Regenerative Medicine from 2010 through 2012, a Washington D.C. based consortium of companies, patient advocacy groups, disease foundations, and clinical and research institutions that are committed to the advancement of the field of regenerative medicine, and served ex officio from 2013 to 2014. He has served on a number of other boards, including the Biotechnology Industry Organization’s ECS board of directors (from 2001 to 2004, and from 2008 to present). He received his Ph.D. in Genetics from Stanford University School of Medicine, his B.A. in Economics from the University of California at Berkeley, and his B.A. in Molecular Biology from the University of California at Berkeley.

Dr. Van Bokkelen brings to the Board leadership, extensive business, operating, financial and scientific experience, and tremendous knowledge of our Company and the biotechnology industry. Dr. Van Bokkelen also brings his broad strategic vision for our Company to the Board of Directors and his service as the Chairman and Chief Executive Officer of Athersys creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on the business. In addition, having the Chief Executive Officer, and Dr. Van Bokkelen, in particular, on our Board of Directors provides our Company with ethical, decisive and effective leadership.

Lee E. Babiss, 60. Dr. Babiss has served as Lead Director since October 2013 and a Director since August 2010. Dr. Babiss is currently Chief Executive Officer of X-Rx, Inc., a majority-owned subsidiary of PPD, Inc., a biotechnology company focused on the rapid and cost-effective discover and development of small molecule medicines, where he has served since 2012. Prior to his appointment at X-Rx, Dr. Babiss was the Chief Scientific Officer and Executive Vice President of Discovery Innovation of PPD, Inc., a clinical research organization, where he served from February 2010 to 2016. Dr. Babiss was formerly President and Director of Global Pharmaceutical Research at Roche, a pharmaceutical company, from 1998 until his appointment at PPD, Inc. Prior to Roche, Dr. Babiss spent seven years with Glaxo, Inc., now GlaxoSmithKline, a pharmaceutical company, where he held senior positions, including Vice President of Biological Sciences and Genetics. Dr. Babiss received his doctorate in Microbiology from Columbia University and completed his postdoctoral fellowship at the Rockefeller University, where he served as an assistant and associate professor. Dr. Babiss has received numerous fellowship awards and grants and serves on several scientific advisory committees and boards. Dr. Babiss has published over 60 peer-reviewed scientific papers.

Dr. Babiss’ brings over 20 years of experience developing and leading research and development programs. His strategic leadership and product development knowledge provide a valuable perspective to the Board.

John J. Harrington, 48. Dr. Harrington co-founded Athersys in 1995 and has served as our Chief Scientific Officer, Executive Vice President and Director since our founding. Dr. Harrington led the development of the RAGE® technology, as well as its application for gene discovery, drug discovery and commercial protein production applications. He is a listed inventor on over 20 issued or pending United States patents, has authored numerous scientific publications, and has received numerous awards for his work, including being named one of the top international young scientists by MIT Technology Review in 2002. Dr. Harrington has overseen the therapeutic product development programs at Athersys since their inception, and is also focused on the clinical development and manufacturing of MultiStem®. During his career, he has also held positions at Amgen and Scripps Clinic. He received his B.A. in Biochemistry and Cell Biology from the University of California at San Diego and his Ph.D. in Cancer Biology from Stanford University.

Dr. Harrington’s scientific experience and deep understanding of our Company, combined with his drive for innovation and excellence, position him well to serve on the Board of Directors.

Ismail Kola, 59. Dr. Kola has served as a Director since October 2010. Dr. Kola is currently Executive Vice President of UCB S.A. in Belgium, a biopharmaceutical company dedicated to the development of innovative medicines focused on the fields of central nervous system and immunology disorders, and President and Chief Scientific Officer of UCB New Medicines, UCB’s discovery research through to proof-of-concept in man organization, since November 2009. Dr. Kola was formerly Senior Vice President, Discovery Research and Early Clinical Research & Experimental Medicine at Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation, a pharmaceutical company, and Chief Scientific Officer at Schering-Plough Corporation, from March 2007 until his appointment at UCB. Prior to Schering-Plough, Dr. Kola held senior positions from January 2003 to March 2007 at Merck, a pharmaceutical company, where he was Senior Vice President and Site Head, Basic Research. From 2000 to 2003, Dr. Kola was Vice President, Research, and Global Head, Genomics Science and Biotechnology, at Pharmacia Corporation, a pharmaceutical company. Prior to his position with Pharmacia, Dr. Kola spent 15 years as Professor of Human Molecular Genetics and was Director of the Centre for Functional Genomics and Human Disease at Monash Medical School in Australia. Dr. Kola received his Ph.D. in Medicine from the University of Cape Town, South Africa, his B.Sc. from the University of South Africa, and his B.Pharm. from Rhodes University, South Africa. Dr. Kola currently serves on the board of directors of Biotie Therapies, Inc. (NASDAQ: BITI) (and previously Synosia who merged with Biotie) since February 2011, where he serves on the compensation committee. Dr. Kola served on the board of directors of Astex Therapeutics (NASDAQ: ASTX) from May 2010 until its sale to Otsuka Pharmaceuticals in October 2013, Ondek Pty Ltd from 2009 to 2011, and Promega Corporation from 2003 to 2007. Dr. Kola has authored 159 technical publications in scientific and medical journals and is the named inventor on at least a dozen patents. Dr. Kola holds Adjunct Professorships of Medicine at Washington University in St. Louis, Missouri, and Monash University Medical School; a Foreign Adjunct Professorship at the Karolinska Institute in Stockholm, Sweden; and was elected William Pitt Fellow at Pembroke College, Cambridge University, UK in 2008. Dr. Kola has also been appointed a Visiting Professor at Oxford University, Nuffield School of Medicine, Oxford UK, since September 2012.

Dr. Kola has led numerous teams that have brought a large number of medicines successfully to the market. Dr. Kola’s experience and leadership in taking numerous drugs from the research stage to market or late stage development brings a unique and valuable perspective to our Board.

Lorin J. Randall, 72. Mr. Randall has served as a Director since September 2007. Mr. Randall is an independent financial consultant and previously was Senior Vice President and Chief Financial Officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from 2004 to 2006. From 2002 to 2004, Mr. Randall served as Senior Vice President and Chief Financial Officer of i-STAT Corporation, a publicly-traded manufacturer of medical diagnostic devices that was acquired by Abbott Laboratories in 2004. From 1995 to 2001, Mr. Randall was Vice President and Chief Financial Officer of CFM Technologies, Inc., a publicly-traded manufacturer of semiconductor manufacturing equipment. Mr. Randall currently serves on the boards of directors of Acorda Therapeutics, Inc. (NASDAQ: ACOR) since 2006, where he serves on the audit committee and is a member of the compliance and nominations and governance committees, and Nanosphere, Inc. (NASDAQ: NSPH) since 2008, where he serves as chairman of the board and as chair of the audit committee. He previously served on the boards of directors of Tengion, Inc. (OTCQB: TNGN) from 2008 to 2014, where he served as chairman of the audit committee and a member of the compensation committee, and Opexa Therapeutics, Inc. (NASDAQ: OPXA) from 2007 to 2009, where he served as chair of the audit committee. Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University.

Mr. Randall’s strong financial and human resources background and his service on the audit and compensation committees of other companies provides expertise to the Board, including an understanding of financial statements, compensation policies and practices, corporate finance, developing and maintaining effective internal controls, accounting, employee benefits, investments and capital markets. These qualities also formed the basis for the Board’s decision to appoint Mr. Randall as chairman of the Audit Committee and the Compensation Committee.

Jack L. Wyszomierski, 60. Mr. Wyszomierski has served as a Director since June 2010. From 2004 until his retirement in June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier and distributor of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2004, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a pharmaceutical company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc., a distributor of economic data. Mr. Wyszomierski currently serves on the board of directors of Solenis, Inc., a privately held chemicals company since 2014, where he serves as Chair of the Audit Committee and a member of the Compensation Committee, Xoma Corporation (NASDAQ: XOMA) since 2010, where he also serves as chairman of the compensation committee and as a member of the audit committee, and Exelixis, Inc. (NASDAQ: EXEL) since 2004, where he serves as chairman of the audit committee. Mr. Wyszomierski was also a member of the board of directors and chairman of the audit committee at Unigene Laboratories, Inc. (OTC: UGNE) from 2012 to 2013. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

Mr. Wyszomierski’s extensive financial reporting, accounting and finance experience and his service on the audit committees of other public companies, as well as his experience in the healthcare and life sciences industries, provides financial expertise to the Board, including an understanding of financial statements, corporate finance, developing and maintaining effective internal controls, accounting, investments and capital markets.

Jordan S. Davis, 54. Mr. Davis previously served as our Director from June 2007 until June 2010. Mr. Davis is a Managing Partner of Radius Ventures, a health and life sciences venture capital firm, which he co-founded in 1997. Mr. Davis was a co-founder of Cambridge Heart, Inc., a medical technology company that developed and commercialized a device to non-invasively identify patients at risk of sudden cardiac death, and Voxware, Inc., a speech technology company and early entrant in the VoIP market, both of which completed initial public offerings in 1996. Mr. Davis currently serves on the board of directors of several Radius portfolio companies, including Endogastric Solutions, Inc., where he is chairman of the audit committee and a member of the compliance committee, Healthsense, Inc., where he is a member of the audit committee, and Tactile Medical, Inc., where he serves on the compensation, compliance, and nominating and corporate governance committees. He is also a member of the board of directors and chairman of the audit committee of HealthCorps, a charitable organization engaged in educating youth on nutrition, exercise and mental resilience. Mr. Davis earned an M.B.A. from the Kellogg School of Management at Northwestern University and a B.A. in Economics from The State University of New York at Binghamton.

The Board of Directors has concluded that Mr. Davis should be nominated to serve as a Director of the Company due to his deep understanding of our Company as a long-term stockholder, knowledge of the industry and experience as a director, and he serves as the Radius Designee.

The Board unanimously recommends that stockholders vote FOR the election of each of the seven Director nominees named in this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

The Board reviews the independence of each Director at least annually. During these reviews, the Board will consider transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and our management to determine whether any such transactions or relationships are inconsistent with a determination that the Director was independent. The Board conducted its annual review of Director independence to determine if any transactions or relationships exist that would disqualify any of the individuals who serve as a Director under the rules of the NASDAQ Capital Market, or NASDAQ, or require disclosure under Securities and Exchange Commission, or SEC, rules. Based upon the foregoing review, the Board determined the following individuals are independent under the rules of the NASDAQ: Lee E. Babiss, Ismail Kola, Lorin J. Randall, Kenneth H. Traub, Jack L. Wyszomierski and Jordan S. Davis. Currently, we have two members of management who also serve on the Board: Dr. Van Bokkelen, who is also our Chairman and Chief Executive Officer, and Dr. Harrington, who is our Executive Vice President and Chief Scientific Officer. Neither Dr. Van Bokkelen nor Dr. Harrington is considered independent under the independence rules of the NASDAQ.

Board Meetings

The Board held eleven meetings during fiscal year 2015. All of the Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which he served during fiscal year 2015.

Attendance at Annual Meeting

Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. The Company held an annual meeting of stockholders last year, which was attended by all of the seven Directors.

Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of its committees. These charters, as well as our Code of Business Conduct and Ethics, are posted and available under the Investor page on our website at www.athersys.com. Stockholders may request copies of these corporate governance documents, free of charge, by writing to Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115, Attention: Corporate Secretary.

Audit Committee

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K. The current members of the Audit Committee are Lorin J. Randall, Kenneth H. Traub and Jack L. Wyszomierski. The Board of Directors has determined that each of Mr. Randall, Mr. Traub and Mr. Wyszomierski is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, and an “independent director,” as defined in the NASDAQ listing standards. The Audit Committee held six meetings during fiscal year 2015.

Compensation Committee

The Compensation Committee is responsible for, among other things, annually reviewing and approving, or recommending to the Board of Directors for approval, the salaries and other compensation, including stock incentives, of our executive officers, including our Chief Executive Officer. The Compensation Committee is also responsible for reviewing and recommending to the Board of Directors, with guidance from independent compensation consultants, as appropriate, the compensation of our non-employee Directors, engaging and determining the fees of compensation consultants, if any, and overseeing regulatory compliance with respect to compensation matters. The Compensation Committee reviews, or recommends to the Board of Directors for approval, corporate goals and objectives relevant to the compensation of the executive officers and evaluates the performance of the executive officers in light of those corporate goals and objectives.

The Compensation Committee also considers the duties and responsibilities of the executive officers and approves, or recommends to the Board of Directors for approval, the compensation levels for those executive officers based on those evaluations and any other factors as it deems appropriate. In determining or recommending, as applicable, incentive compensation, the Compensation Committee also considers the Company’s performance and relative stockholder return, the value of similar awards to executive officers of comparable companies, and the awards given to the Company’s executive officers in past years. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. For more information regarding the role of our Chief Executive Officer and compensation consultants in determining executive and director compensation, please see “Executive Compensation – Role of the Chief Executive Officer” and “– Role of the Independent Compensation Consultant” below. The current members of the Compensation Committee are Lorin J. Randall, Lee E. Babiss, Kenneth H. Traub and Jack L. Wyszomierski. The Compensation Committee held four meetings during fiscal year 2015.

Nominations and Corporate Governance Committee

The Nominations and Corporate Governance Committee is responsible for, among other things, evaluating and recommending to the Board of Directors qualified nominees for election as Directors and qualified Directors for committee membership, as well as developing and recommending to the Board corporate governance principles applicable to the Company. The current members of the Nominations and Corporate Governance Committee are Lee E. Babiss, Lorin J. Randall, Ismail Kola and Jack L. Wyszomierski. The Nominations and Corporate Governance Committee held one meeting during fiscal year 2015.

The Nominations and Corporate Governance Committee shall identify individuals qualified to become members of the Board of Directors and recommend candidates to the Board to fill new or vacant positions. Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In recommending candidates, the Nominations and Corporate Governance Committee considers such factors as it deems appropriate, consistent with criteria approved by the Board of Directors. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, experience in corporate governance, experience in business and human resource management, the interplay of the candidate’s experience with the experience of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board. When considering diversity, the Nominations and Corporate Governance Committee considers the breadth and diversity of experience brought by the various nominees for Director in functional areas including pharmaceutical, capital markets, biotechnology, clinical and financial. The Nominations and Corporate Governance Committee recommends candidates to the Board of Directors based on these factors and also considers possible conflicts of interest when making its recommendations to the Board.

The Nominations and Corporate Governance Committee also has used an independent search firm in identifying candidates, as needed, and identifies potential Director candidates for us. Historically, as needed, the search firm has performed initial screenings of candidates, prepared candidate biographies, evaluated candidates’ credentials and conducted reference checks.

The Nominations and Corporate Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as our Directors, provided that the stockholder delivers written notice to the Secretary of the Company, which contains the following information:

•	the name and address of the stockholder and each Director nominee;

•	a representation that the stockholder is entitled to vote and intends to appear in person or by proxy at the meeting;

•	a description of any and all arrangements or understandings between the stockholder and each nominee;

•	such other information regarding the nominee that would have been required to be included by the SEC in a proxy statement had the nominee been named in a proxy statement;

•	a brief description of the nominee’s qualifications to be a Director; and

•	the written consent of the nominee to serve as a Director if so elected.

The Nominations and Corporate Governance Committee evaluates candidates proposed by stockholders, if any, using the same criteria as for other candidates not nominated by stockholders.

Board Leadership Structure

We operate in a complex and dynamic industry. Therefore, the Board believes that our Chief Executive Officer is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, he is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, our Chief Executive Officer is able to:

•	focus the Board on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other members of the Board in order to maximize their contributions to the Board;

•	ensure that each other member of the Board has sufficient knowledge and understanding of our businesses to enable him to make informed judgments; and

•	facilitate the flow of information between the Board and management of the Company.

The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution of our business strategies, which is essential to effective governance. In an effort to further enhance our governance, the Board appointed Lee E. Babiss as our “Lead Director” in 2013. The roles and responsibilities of the Lead Director include:

•	providing general leadership of the affairs of the independent Directors;

•	presiding over all executive sessions of the Board;

•	serving as primary liaison between the independent Directors and the Chairman and Chief Executive Officer, including facilitating organization and communication among the independent Directors;

•	in conjunction with the Nominations and Corporate Governance Committee, identifying underperforming Directors and providing appropriate counseling for improvement;

•	providing advice and consultation to the Chairman and Chief Executive Officer;

•	being available to discuss with any Director any concerns that he may have regarding the Board, the Company or the management team; and

•	fulfilling such other duties as the Board may provide from time to time.

The Board’s Role in Risk Oversight

The Board oversees the risk management of the Company. The full Board of Directors, as supplemented by the appropriate board committee in the case of risks that are overseen by a particular committee, reviews information provided by management in order for the Board to oversee its risk identification, risk management and risk mitigation strategies. The Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Committee oversees the financial reporting and control risks, and our Nominations and Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board during the committee reports portion of each Board meeting, as appropriate. The full Board incorporates the insight provided by these reports into its overall risk management analysis. We believe that the Board leadership structure complements our risk management structure because it allows our independent directors, through independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Certain Relationships and Related Person Transactions

We give careful attention to related person transactions because they may present the potential for conflicts of interest. We refer to “related person transactions” as those transactions, arrangements, or relationships in which:

•	we were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our Directors, Director nominees, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.

To identify related person transactions in advance, we rely on information supplied by our executive officers, Directors and certain significant stockholders. We maintain a comprehensive written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The Audit Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interest of the Company and its stockholders. No related person transactions occurred in fiscal 2015 that required a review by the Audit Committee.

Communications with Directors

Information regarding how our stockholders and other interested parties may communicate with the Board of Directors as a group, with the non-management Directors as a group, or with any individual Director is included on the Investors page under “Corporate Governance” — “Contact the Board” on our website at www.athersys.com.

Compensation Committee Interlocks and Insider Participation

In 2015, none of our Directors was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2016

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2016. During fiscal year 2015, Ernst & Young LLP examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Although stockholder approval of this appointment is not required by law or binding on the Audit Committee, the Board believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.

It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the votes cast for or against, in person or by proxy and entitled to vote, is necessary for the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2016. Under the Company’s bylaws, abstentions will have no effect on this proposal. As this proposal is considered to be a routine matter, we do not expect broker non-votes on this proposal. As an advisory vote, the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2016 is not binding on the Company.

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2016.

Principal Accountant Fees and Services

Audit Fees. Fees paid to Ernst & Young LLP for the audit of the annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K, for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q, and for services related to registration statements were $522,800 for the fiscal year ended December 31, 2015 and $450,640 for the fiscal year ended December 31, 2014. The increase related primarily to services for registration statements filed in 2015.

Audit-Related Fees. Fees paid to Ernst & Young LLP for audit-related services in 2015 were $35,000 related to a grant-required attestation. There were no fees paid to Ernst & Young LLP for audit-related services in 2014.

Tax Fees. Fees paid to Ernst & Young LLP associated with tax compliance and tax consultation were $62,223 and $27,500 for the fiscal years ended December 31, 2015 and 2014, respectively. The increase related primarily to services associated with changes in certain tax regulations and for services in connection with international tax filings in 2015.

All Other Fees. There were no other fees paid to Ernst & Young LLP in 2015 or 2014.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a formal policy on auditor independence requiring the pre-approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services.

For the fiscal year ended December 31, 2015, 100% of the services described above were pre-approved by the Audit Committee in accordance with the Company’s formal policy on auditor independence.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of at least three Directors who are independent and operates under a written Audit Committee charter adopted and approved by the Board. The Audit Committee annually selects the Company’s independent auditors. The written charter of the Audit Committee is posted and available under the Investor page on our website at www.athersys.com.

Management is responsible for the Company’s internal controls and financial reporting process. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the audited financial statements are presented in accordance with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP the audited financial statements of the Company for the year ended December 31, 2015. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Oversight Board in Rule 3200T.

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such independent auditors’ independence. The Audit Committee has also considered whether Ernst & Young LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Audit Committee

Board of Directors

Lorin J. Randall

Kenneth H. Traub

Jack L. Wyszomierski

PROPOSAL THREE

APPROVAL OF THE ATHERSYS, INC. AMENDED AND RESTATED

2007 LONG-TERM INCENTIVE PLAN

Introduction

On April 22, 2016, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of the Company’s stockholders at the Annual Meeting, the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan, or the Restated 2007 Plan. The Restated 2007 Plan continues to afford the Compensation Committee the flexibility to design equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company.

The Athersys, Inc. 2007 Long-Term Incentive Plan was amended and restated in June 2011 in the form of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (as Amended and Restated Effective June 16, 2011), which itself was amended and restated in June 2013 in the form of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 18, 2013) (collectively, the Current Plan). The Restated 2007 Plan amends and restates in its entirety the Current Plan. If the Restated 2007 Plan is approved by our stockholders, it will be effective as of the date of the Annual Meeting and will have a term extending until June 20, 2026. While the Current Plan is our primary plan, we also have a nearly fully utilized plan that was adopted in June 2007 and will no longer be usable for new grants according to its terms in June 2017, entitled the Athersys, Inc. Equity Incentive Compensation Plan, or the EICP. If the Restated 2007 Plan is not approved by our stockholders, no awards will be made under the Restated 2007 Plan.

Our principal reason for amending and restating the Current Plan is to increase the number of shares of Common Stock available for issuance. The Restated 2007 Plan will increase the maximum number of shares available for awards from 10,035,000 to 20,035,000, an increase of 10,000,000 shares (or 11.9% of our outstanding Common Stock as of April 22, 2016). Stockholder approval of the Restated 2007 Plan is also intended to constitute approval of the material terms for “qualified performance-based compensation” under the Restated 2007 Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or the Code), as discussed further below.

While the primary purpose of amending the Current Plan is to permit an increase in the shares available for awards under the Current Plan, the Company is also proposing to make other amendments to the Current Plan as further discussed below under “Summary of Material Changes from Current Plan.”

Why We Believe You Should Vote for Proposal Three

The Restated 2007 Plan authorizes our Compensation Committee to provide equity-based compensation in the form of option rights, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, Common Stock, dividend equivalents and other awards that may be denominated or payable in, or based on or related to Common Stock, for the purpose of providing incentives and rewards for performance to our consultants, officers and other employees (and those of our subsidiaries), and non-employee directors. Some of the key features of the Restated 2007 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends, in part, on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Restated 2007 Plan is critical to achieving this success, as there are only 307,533 shares remaining available as of April 22, 2016 under the Current Plan, and only 31,578 shares remaining available under the EICP, and the EICP will no longer be available for new awards after June 2017 pursuant to its terms. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our directors, officers and other employees.

The use of Common Stock as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance.

Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our stockholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting criteria.

We believe that optimal compensation for management, employees and our directors consists of a mix of cash and longer-term equity-based compensation elements. As of April 22, 2016, only 307,533 shares of Common Stock remained available for issuance under the Current Plan and only 31,578 shares of Common Stock remained available for issuance under the EICP, for a total of 339,111 shares available. If the Restated 2007 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align compensation interests with the investment interests of our stockholders, as well as forego the alignment provided by equity-based awards. Replacing equity awards with cash also would use cash that could be better utilized if reinvested in our businesses.

The following includes aggregated information regarding the overhang and dilution associated with the Current Plan and the EICP, and the potential stockholder dilution that would result if the proposed share increase under the Restated 2007 Plan is approved. This information is as of April 22, 2016. As of that date, there were approximately 84,164,555 shares of Common Stock outstanding:

Under the Current Plan:

•	Outstanding full-value awards (restricted stock units): 833,707 shares (1.0% of our outstanding Common Stock);

•	Outstanding option rights: 6,016,396 shares (7.1% of our outstanding Common Stock) (outstanding options have a weighted average exercise price of $3.02 and an average remaining term of 5.2 years);

•	Total shares of Common Stock subject to outstanding awards, as described above (full-value awards and options): 6,850,103 shares (8.1% of our outstanding Common Stock);

•	Total shares of Common Stock available for future awards under the Current Plan: 307,533 shares (0.4% of our outstanding Common Stock); and

•

The total number of shares of Common Stock subject to outstanding awards (6,850,103 shares), plus the total number of shares available for future awards under the Current Plan (307,533 shares), represents an equity overhang percentage of 8.5% (in other words, the potential dilution of our stockholders represented by the Current Plan).

Under the EICP:

•	No outstanding full-value awards;

•	Outstanding option rights: 1,327,484 shares (1.6% of our outstanding Common Stock) (outstanding options have a weighted average exercise price of $2.88 and an average remaining term of 5.2 years);

•	Total shares of Common Stock available for future awards under the EICP: 31,578 shares (less than 0.1% of our outstanding Common Stock); and

•

The total number of shares of Common Stock subject to outstanding awards (1,327,484 shares), plus the total number of shares available for future awards under the EICP (31,578 shares), represents an equity overhang percentage of 1.6% (in other words, the potential dilution of our stockholders represented by the EICP, which will no longer be usable for new grants according to its terms in June 2017).

Under the Restated 2007 Plan:

•

Proposed additional shares of Common Stock available for future issuance under the Restated 2007 Plan: 10,000,000 shares (11.9% of our outstanding Common Stock—this percentage reflects the potential simple dilution of our stockholders that would occur if the Restated 2007 Plan is approved).

Total impact under the Restated 2007 Plan:

•

The total shares of Common Stock subject to outstanding awards as of April 22, 2016 for both our Restated 2007 Plan and our expiring EICP (8,177,587 shares), plus the total shares of Common Stock available for future awards under the plans as of that date (339,111 shares), plus the proposed additional shares of Common Stock available for future issuance under the Restated 2007 Plan (10,000,000 shares), represent an equity overhang of 18,516,698 shares (22.0%) under our plans – which overhang percentage is driven in large part due to the higher number of outstanding option rights relative to restricted stock awards outstanding, and the high-level of employee retention at the Company.

Based on the closing price on the NASDAQ Stock Market for our Common Stock on April 22, 2016 of $2.37 per share, the aggregate market value of the 10,000,000 additional shares of Common Stock requested for issuance under the Restated 2007 Plan was $23,700,000.

In 2013, 2014 and 2015, we granted awards under both the Current Plan and the EICP covering 4,188,892 shares, 1,880,912 shares, and 1,671,072 shares, respectively. Based on our weighted average shares of Common Stock outstanding for those three years of 57,674,833, 76,954,503 and 82,143,610, respectively, for the three-year period 2013, 2014 and 2015, our average burn rate, not taking into account forfeitures, was 3.9% (our individual years’ burn rates were 7.3% for 2013, 2.4% for 2014, and 2.0% for 2015). Total option rights outstanding under both the Current Plan and the EICP amounted to 7,343,880 at April 22, 2016 (with a weighted average exercise price of $3.00 and a weighted average remaining term of 5.2 years).

In determining the number of shares to request for approval under the Restated 2007 Plan, our management team worked with Arnosti Consulting, Inc., the Compensation Committee’s independent compensation consultant, and the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Restated 2007 Plan.

If the Restated 2007 Plan is approved, we intend to utilize the remaining shares authorized under the Restated 2007 Plan to continue our practice of providing an incentive to individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the Restated 2007 Plan combined with the shares available for future awards will last for about four years, based on our historic grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match historic rates or our share price changes materially. As noted under “Summary of Other Material Terms of the Restated 2007 Plan,” our Compensation Committee would retain full discretion under the Restated 2007 Plan to determine the number and amount of awards to be granted under the Restated 2007 Plan, subject to the terms of the Restated 2007 Plan, and future benefits that may be received by participants under the Restated 2007 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices over the years, and that our practices have been effective at retaining long-term employees, thus preserving institutional knowledge in key roles at the Company. We recognize that equity compensation awards have real cost to our common stockholders, so we have carefully managed our use of equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this Proposal Three, stockholders should consider all of the information in this Proposal Three.

Summary of Material Changes from Current Plan

Increase in Shares Available for Awards: The Restated 2007 Plan increases the number of shares available for awards by 10,000,000 shares to a total of 20,035,000 shares. In addition, the aggregate limits on the number of shares that may be subject to certain awards during the life of the plan, and the annual limits on the number of shares that may be subject to certain awards granted to individual participants, have been increased, as further described below under the heading “Summary of Other Material Terms of the Restated 2007 Plan.”

Limit on Awards to Directors: The Restated 2007 Plan adds an individual participant limit applicable to awards under the Restated 2007 Plan to non-employee directors. Specifically the Restated 2007 Plan provides that no non-employee director will be granted, in any period of one calendar year, awards under the Restated 2007 Plan, in the aggregate, for more than 150,000 shares.

Earlier Vesting of Awards Under Certain Circumstances: The Current Plan provides that, generally, an award may provide for earlier vesting in the event of the retirement, death or disability of a participant, involuntary termination of a participant’s employment by the Company without cause, or a change in control of the Company. The Restated 2007 Plan clarifies that these events are not an exhaustive list of the events that may trigger accelerated vesting and provides that “Other Awards” (as described below) may also provide for accelerated vesting in similar circumstances.

Administrative Authority: The Current Plan provides that the Board is the administrator of the Current Plan with respect to awards granted to executive officers and non-employee directors of the Company. The Restated 2007 Plan provides that the Compensation Committee is the administrator of the Restated 2007 Plan with respect to all participants.

Management Objectives: The Restated 2007 Plan clarifies that management objectives with respect to awards under the Restated 2007 Plan (1) may be described in terms of objectives that are related to the performance of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries, (2) may be made relative to the performance of certain organizational units within other companies, (3) may be based on relative or growth achievement regarding the metrics described below under “Section 162(m),” and (4) in the case of an award intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, will be objectively determinable to the extent required under Section 162(m) of the Code and, unless otherwise determined by the Compensation Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant.

Market Value per Share: The Restated 2007 Plan provides that the Compensation Committee is authorized to adopt a fair market value pricing method with respect to awards under the Restated 2007 Plan (other than the methods specifically set forth in the Restated 2007 Plan) if such method is stated in the Evidence of Award (as defined below) and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

Exercise Price of Option Rights and Appreciation Rights: While option rights and appreciation rights granted under the Restated 2007 Plan will generally have an exercise price that is no less than the market value per share of Common Stock on the grant date, the Restated 2007 Plan clarifies that such requirement will not apply with respect to certain awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries.

Option Exercise Methods: The Restated 2007 Plan provides that option rights may be exercised through the Company’s withholding of shares of Common Stock otherwise issuable upon exercise of an option right pursuant to a “net exercise” arrangement. In addition, the Restated 2007 Plan no longer provides for the payment of the option price of an option right in installments or in the form of restricted stock or other shares of Common Stock that are forfeitable or subject to restrictions on transfer.

Dividend Equivalents: The Restated 2007 Plan clarifies that option rights and appreciation rights granted under the Restated 2007 Plan may not provide for dividends or dividend equivalents. It further provides that the Compensation Committee may authorize the payment of dividend equivalents on restricted stock units after the date of grant.

Awards Available Under Restated 2007 Plan: The Restated 2007 Plan clarifies that shares of Common Stock may be granted as “Other Awards,” as further described below.

Adjustment Authority: The Restated 2007 Plan provides that, in the event of certain corporate transactions or events (as further described below), the Compensation Committee will adjust award terms to prevent dilution or enlargement of the rights of participants. The Restated 2007 Plan also clarifies that for each option right or appreciation right with an exercise price greater than the consideration offered in connection with any such transaction or event, the Compensation Committee may in its discretion elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right. In addition, the Restated 2007 Plan clarifies that certain adjustments to outstanding equity awards are mandatory.

Detrimental Activity and Recapture Provisions: Under the Restated 2007 Plan, any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a participant either (1) during employment or other service with us or a subsidiary or (2) within a specified period after termination of such employment or service, engages in any detrimental activity. In addition, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which our shares of Common Stock may be traded.

Allowances for Conversion Awards and Assumed Plans: The Restated 2007 Plan adds a new section providing that shares of Common Stock issued or transferred under awards granted under the Restated 2007 Plan in substitution for or conversion of, or in connection with an assumption of, option rights, appreciation rights, restricted stock, restricted stock units or other stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other Restated 2007 Plan limits. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Restated 2007 Plan, under circumstances further described in the Restated 2007 Plan, but will not count against the aggregate share limit or other Restated 2007 Plan limits.

Extension of Term: The Current Plan provides that awards may not be granted under it on or after June 18, 2023. The Restated 2007 Plan extends this term until June 19, 2026.

Other Changes: The Restated 2007 Plan also includes certain other immaterial or clarification changes, including certain changes intended to allow awards under the Restated 2007 Plan to potentially comply with the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

Section 162(m)

As discussed above, one reason for submitting this Proposal Three to stockholders is to obtain stockholder approval of the material terms for “qualified performance-based compensation” under the Restated 2007 Plan for purposes of Section 162(m) of the Code. Such stockholder approval is expected to enable us to structure certain awards so that they may constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Section 162(m) of the Code generally disallows a deduction for certain compensation paid to our Chief Executive Officer and to each of our other three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year to the extent that compensation to such covered employee exceeds $1 million for such year. However, some types of compensation, including “qualified performance-based compensation” under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a stockholder-approved plan that meets certain requirements for “qualified performance-based compensation” under Section 162(m) of the Code. While we believe it is in the best interests of the Company and its stockholders to have the ability to potentially grant “qualified performance-based compensation” under the Restated 2007 Plan, we may decide to grant compensation to covered employees that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code under the Restated 2007 Plan, we cannot guarantee that such compensation will so qualify or will ultimately be deductible by us.

Generally, compensation attributable to option rights, appreciation rights and other performance-based awards may be deemed to qualify as “qualified performance-based compensation” under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by stockholders (or, in the case of options or appreciation rights, the increase in the value of the shares after the date of grant). Stockholder approval of this Proposal Three is intended to satisfy the stockholder approval requirements under Section 162(m) of the Code.

The Restated 2007 Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of a “qualified performance-based award” pursuant to the Restated 2007 Plan, which measures are as follows:

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development; strategic partnering; research and development; vitality index; market penetration; geographic business expansion goals; cost targets; customer satisfaction; employee satisfaction; management of employment practices and employee benefits; supervision of litigation and information technology; goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures; achievement of drug development milestones; regulatory achievements including approval of a compound; progress of internal research or clinical programs; progress of partnered programs; completing phases of a clinical study (including the treatment phase); announcing or presenting preliminary or final data from clinical studies (in each case whether on particular timelines or generally); timely completion of clinical trials; submission of INDs and NDAs and other regulatory achievements; financing, investor relations, analysts and communication; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; and financing and other capital raising transactions (including sales of the Company’s equity or debt securities);

•

Operations (e.g., economic value-added; productivity; operating efficiency; cost reductions; recruiting and retaining personnel; implementation or completion of projects and processes; internal controls; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures);

•

Cash Flow (e.g., EBITDA; free cash flow; free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions; total cash flow; cash flow in excess of cost of capital or residual cash flow or cash flow return on investment, budget management);

•

Working Capital (e.g., working capital divided by sales; days’ sales outstanding; days’ sales inventory; days’ sales in payables; improvement in or attainment of expense levels or working capital levels);

•	Liquidity Measures (e.g., debt-to-capital; debt-to-EBITDA; total debt ratio; debt reduction);

•

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues; revenue growth; revenue growth outside the United States; gross margin and gross margin growth; material margin and material margin growth; stock price appreciation; total return to stockholders; sales and administrative costs divided by sales; sales and administrative costs divided by profits);

•

Profits (e.g., operating income; EBIT; EBT; net income, earnings per share; residual or economic earnings; economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

•	Profit Margins (e.g., Profits divided by revenues; gross margins and material margins divided by revenues; material margin divided by sales units); and

•	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity).

In addition to these performance measures, the Restated 2007 Plan also includes individual grant limits for equity or incentive awards that can be granted pursuant to the Restated 2007 Plan, as further described below.

The Company is seeking stockholder approval of the material terms for “qualified performance-based compensation” under the Restated 2007 Plan, including the performance measures and applicable grant limits under the Restated 2007 Plan, as well as the individuals eligible to receive such awards under the Restated 2007 Plan, to have the flexibility to potentially grant awards under the Restated 2007 Plan that may be fully deductible for federal income tax purposes. If the Company’s stockholders approve the material terms for “qualified performance-based compensation” under the Restated 2007 Plan, assuming that all other requirements under Section 162(m) of the Code are met, we may be able to obtain tax deductions with respect to awards issued under the Restated 2007 Plan to our covered employees without regard to the limitations of Section 162(m) of the Code through the 2021 Annual Meeting of Stockholders (in other words, for around five years). If the Company’s stockholders do not approve this proposal, the Company will generally be limited in its ability to make certain performance-based awards.

The actual text of the Restated 2007 Plan is attached to this proxy statement as Exhibit A. The following description of the Restated 2007 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Exhibit A.

Restated 2007 Plan Highlights

Administration: The Restated 2007 Plan will generally be administered by the Compensation Committee.

Reasonable Restated 2007 Plan Limits: Subject to adjustment as described in the Restated 2007 Plan, total awards under the Restated 2007 Plan are limited to 20,035,000 shares, plus any shares recycled into the Restated 2007 Plan as described below under “Summary of Other Material Terms of the Restated 2007 Plan.” These shares may be shares of original issuance or treasury shares or a combination of the two. In addition, the following limits apply during the life of the Restated 2007 Plan:

•

the number of shares of Common Stock issued as restricted stock, restricted stock units, performance shares and performance units, and other stock-based awards under the Restated 2007 Plan (after taking into account any forfeitures or cancellations) will not during the life of the Restated 2007 Plan in the aggregate exceed 20,035,000 shares of Common Stock; and

•	“Other Awards” (as defined below) will not be granted under the Restated 2007 Plan to the extent they would involve the issuance of more than 20,035,000 shares of Common Stock in the aggregate.

The Restated 2007 Plan also provides that, subject to adjustment as described in the Restated 2007 Plan:

•

the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of stock options that are intended to qualify as “incentive stock options” under the applicable provisions of the Code (or Incentive Stock Options), will not exceed 20,035,000 shares of Common Stock;

•	no participant will be granted option rights or appreciation rights, in the aggregate, for more than 1,000,000 shares of Common Stock during any calendar year;

•

no participant will be granted Qualified Performance-Based Awards of restricted stock, restricted stock units, performance shares or other stock-based awards, in the aggregate, for more than 1,000,000 shares of Common Stock during any calendar year;

•

no participant in any calendar year will receive a Qualified Performance-Based Award of performance units or an Other Award payable in cash under the plan having an aggregate maximum value as of their respective dates of grant in excess of $4,000,000; and

•	no non-employee director of the Company will be granted in any period of one calendar year awards under the Restated 2007 Plan, in the aggregate, for more than 150,000 shares.

A “Qualified Performance-Based Award” is any award of performance shares, performance units, restricted stock, restricted stock units, or Other Awards (as defined below), granted to certain “covered employees” (as defined in Section 162(m) of the Code) that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

No Repricing Without Stockholder Approval: The repricing of option rights and appreciation rights (outside of certain corporate transactions or adjustment events described in the Restated 2007 Plan) is prohibited without stockholder approval under the Restated 2007 Plan.

Change in Control Definition: The Restated 2007 Plan includes a definition of “change in control.” Except as otherwise prescribed by the Compensation Committee in an Evidence of Award made under the Restated 2007 Plan, a change in control will be deemed to have occurred on the occurrence of any of the following events: (1) a person or group becomes the beneficial owner of 35% or more of the combined voting power of the then-outstanding voting stock of the Company, subject to certain exceptions; (2) individuals who constituted the Board cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the Restated 2007 Plan (subject to certain exceptions); (3) the Company closes a reorganization, merger, consolidation, significant sale of assets or the acquisition of the stock or assets of another corporation, or other transaction resulting in a substantial change in its ownership or leadership, as further described in the Restated 2007 Plan; or (4) the Company’s stockholders approve its complete liquidation or dissolution, subject to certain exceptions.

Other Features:

•

The Restated 2007 Plan also provides that, except with respect to converted, assumed or substituted awards as described in the Restated 2007 Plan, no option rights or appreciation rights will be granted with an exercise or base price less than the fair market value of our shares of Common Stock on the date of grant; and

•	The Restated 2007 Plan is designed to allow awards made under the Restated 2007 Plan to be Qualified Performance-Based Awards.

Summary of Other Material Terms of the Restated 2007 Plan

Administration: The Restated 2007 Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee may from time to time delegate all or any part of its authority under the Restated 2007 Plan to a subcommittee, and references in this proposal to the Compensation Committee include such subcommittee to the extent authority is so delegated. Any interpretation, construction and determination by the Compensation Committee of any provision of the Restated 2007 Plan, or of any agreement, notification or document evidencing the grant of awards under the Restated 2007 Plan, will be final and conclusive. To the extent permitted by law, the Compensation Committee may delegate to one or more of its members or to one or more other officers of the Company, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Compensation Committee may, by resolution, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the Restated 2007 Plan and (2) determine the size of such awards. However, the Compensation Committee may not delegate such responsibilities to officers for awards granted to directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act or subject to Section 162(m) of the Code. Further, any resolution providing for such delegation must set forth the total number of shares of Common Stock such officer(s) may grant, and such officers must report periodically to the Compensation Committee regarding the nature and scope of the awards granted under the authority delegated.

Eligibility: Any person who is selected by the Compensation Committee to receive benefits under the Restated 2007 Plan and who is at that time (1) for Qualified Performance-Based Awards, an officer or other key employee of the Company or any of its subsidiaries, and (2) for all other awards, an officer or other key employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in any such capacity within 90 days of the date of grant) is eligible to participate in the Restated 2007 Plan. Additionally, each non-employee member of the Board of Directors of the Company is eligible to participate in the Restated 2007 Plan. Further, consultants and persons who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (subject to limitations as described in the Restated 2007 Plan) may be selected for participation in the Restated 2007 Plan.

As of April 22, 2016, there were approximately 63 employees, five non-employee directors, and three consultants of the Company expected to participate in the Restated 2007 Plan.

Shares Available for Awards under the Restated 2007 Plan: Subject to adjustment as described in the Restated 2007 Plan and the share counting rules under the Restated 2007 Plan, the number of shares of Common Stock that may be issued or transferred pursuant to awards granted under the Restated 2007 Plan may not in the aggregate exceed 20,035,000 shares of Common Stock (or the Available Shares), which includes 3,035,000 shares approved for the Athersys, Inc. 2007 Amended and Restated Long-Term Incentive Plan, 1,000,000 shares approved when such plan was amended and restated effective June 16, 2011, and 6,000,000 shares approved when such plan was amended effective June 18, 2013), plus any shares of Common Stock relating to awards that expire or are forfeited or cancelled under the Restated 2007 Plan or the predecessor versions of the Restated 2007 Plan. The Available Shares may be shares of Common Stock of original issuance or treasury shares, or a combination thereof.

Other Share Limits Under the Restated 2007 Plan: The Restated 2007 Plan also includes certain other share limits, as described above under “Restated 2007 Plan Highlights.”

Share Counting: The aggregate number of shares of Common Stock available for issuance under the Restated 2007 Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the Restated 2007 Plan.

If any award granted under the Restated 2007 Plan or the predecessor versions of the Restated 2007 Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available for awards under the Restated 2007 Plan. The Restated 2007 Plan further provides that: (1) if shares of Common Stock are withheld by the Company, tendered or otherwise used in payment of the exercise price of an option right, such shares will not be added (or added back, as applicable) to the aggregate number of Available Shares; (2) shares of Common Stock withheld by the Company, tendered or otherwise tendered to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the Available Shares; (3) shares of Common Stock that are reacquired by the Company on the open market or otherwise with option right proceeds will not be added back to the Available Shares; and (4) shares of Common Stock covered by an appreciation right that are not actually issued in connection with its shares of Common Stock settlement on exercise will not be added back to the Available Shares. If, under the Restated 2007 Plan, a participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the shares of Common Stock available to be issued or transferred under the Restated 2007 Plan.

Common shares issued or transferred pursuant to awards granted under the Restated 2007 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with the Company or any of its subsidiaries will not count against the share limits under the Restated 2007 Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Restated 2007 Plan, but will not count against the share limits under the Restated 2007 Plan.

Types of Awards Under the Restated 2007 Plan: Pursuant to the Restated 2007 Plan, the Company may grant option rights (including Incentive Stock Options), appreciation rights, restricted stock, restricted stock units, performance shares, performance units, shares of Common Stock and certain other awards based on or related to our shares of Common Stock.

Each grant of an award under the Restated 2007 Plan will generally be evidenced by an evidence of award (or an Evidence of Award) which will contain such terms and provisions as the Compensation Committee may determine, consistent with the Restated 2007 Plan. Brief descriptions of the types of awards that may be granted under the Restated 2007 Plan are set forth below.

Option Rights: An option right is a right to purchase shares of Common Stock upon exercise of a stock option. Stock options granted to an employee under the Restated 2007 Plan may consist of either an Incentive Stock Option intended to satisfy the requirements of Section 422 of the Code, a nonqualified stock option that does not comply with those requirements, or a combination of both. Incentive Stock Options may be granted only to employees of the Company. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and nonqualified stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant. The term of an option may not extend more than ten years after the date of grant. Any grant of option rights may specify management objectives that must be achieved as a condition to exercise of such option rights. Option rights granted under the Restated 2007 Plan may not provide for dividends or dividend equivalents.

Each grant of an option right will specify the applicable terms of the option right, including the number of shares of Common Stock subject to the option right and the applicable vesting or performance period and forfeiture provisions. A grant of option rights may provide for earlier exercise, including in the event of the retirement, death or disability of the participant, involuntary termination of the participant’s employment by the Company without cause, or a change in control. In addition, each grant will specify whether the option price will be payable (1) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (2) by the actual or constructive transfer to the Company of shares of Common Stock owned by the optionee having a value at the time of exercise that is equal to the total exercise price (or other consideration as described in the Restated 2007 Plan); (3) subject to any conditions or limitations established by the Compensation Committee, by a net exercise arrangement pursuant to which the Company will withhold shares of Common Stock otherwise issuable upon exercise of an option right; (4) by any combination of the foregoing methods; and (5) by such other methods as may be approved by the Compensation Committee. To the extent permitted by law, any grant may provide for deferred payment of the option price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

Appreciation Rights: The Restated 2007 Plan provides for the grant of appreciation rights, which may be granted as either tandem appreciation rights or free-standing appreciation rights. Generally, an appreciation right represents the right of the participant to receive upon exercise a percentage of the spread between the market value of our Common Stock and the exercise price for the appreciation right at the time of exercise (or the spread). A tandem appreciation right is an appreciation right that is granted in tandem with an option right. A free-standing appreciation right is an appreciation right that is not granted in tandem with an option right. Tandem appreciation rights may be granted at any time prior to the exercise or termination of the related option rights, but a tandem appreciation right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option

Each grant of an appreciation right will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting period and forfeiture provisions. Any grant of appreciation rights may specify management objectives that must be achieved as a condition of the exercise of such appreciation rights. A grant of appreciation rights may provide for the earlier exercise of such appreciation rights, including in the event of the retirement, death or disability of the participant, involuntary termination of a participant’s employment by the Company other than for cause, or a change in control. An appreciation right may be paid in cash, shares of Common Stock or a combination thereof. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the exercise price of an appreciation right may not be less than the fair market value of a share of Common Stock on the date of grant.

Any grant of tandem appreciation rights will provide that such tandem appreciation rights may be exercised only at a time when the related option right is also exercisable and at a time when the spread is positive, and by surrender of the related option right for cancellation. Appreciation rights may not provide for any dividends or dividend equivalents. An appreciation right’s term may not extend more than ten years from the date of grant.

Restricted Stock: Restricted stock awarded under the Restated 2007 Plan will consist of an award of shares of Common Stock in consideration for the performance of services, which shares are subject to a substantial risk of forfeiture for a period of time determined by the Compensation Committee or until certain management objectives specified by the Compensation Committee are achieved. Such awards constitute an immediate transfer of the ownership of shares of Common Stock to the participant, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Compensation Committee. Each such grant or sale may be made without additional consideration or in consideration of a payment by the participant that is less than the market value per share of Common Stock on the date of grant.

Any grant of restricted stock may require that any or all dividends or distributions paid on restricted stock that remain subject to a substantial risk of forfeiture be automatically deferred and reinvested in additional shares of restricted stock, which may be subject to the same restrictions as the underlying award. However, dividends or other distributions on restricted stock with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Each grant of restricted stock will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. If an award of restricted stock is subject to management objectives, the grant may specify a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of maximum achievement of the specified management objectives, and the grant will specify that, before the termination or early termination of restrictions applicable to such restricted stock, the Compensation Committee must determine that the management objectives have been satisfied.

A grant of restricted stock may provide for the earlier termination of restrictions on the restricted stock, including in the event of the retirement, death or disability of the participant, involuntary termination of a participant’s employment with the Company without cause, or a change in control. However, no award of restricted stock that is a Qualified Performance-Based Award will provide for such early termination of restrictions, except as otherwise provided in the Evidence of Award (to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code).

Restricted Stock Units: Restricted stock units awarded under the Restated 2007 Plan constitute an agreement by the Company to deliver shares of Common Stock, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Compensation Committee may specify. Each such grant or sale may be made without additional consideration or in consideration of a payment by the participant that is less than the market value per share of Common Stock on the date of grant.

During the restriction period, the participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the restricted stock units and will have no right to vote them, but the Compensation Committee may at or after the Date of Grant, authorize the payment of dividend equivalents on such restricted stock units on either a current or deferred or contingent basis, either in cash or in additional shares of Common Stock. However, dividend equivalents or other distributions on shares of Common Stock underlying restricted stock units with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Each grant of a restricted stock unit award will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. If an award of restricted stock units is subject to management objectives, the grant may specify a minimum acceptable level of achievement and may set forth a formula for determining the number of restricted stock units on which restrictions will terminate if performance is at or above the minimum level, but falls short of maximum achievement of the specified management objectives, and the grant will specify that, before the termination or early termination of restrictions applicable to such restricted stock units, the Compensation Committee must determine that the management objectives have been satisfied. Any grant or sale of restricted stock units may specify that the amount payable with respect to such restricted stock units may be paid by the Company in cash, Common Stock, or a combination of the two and may either grant to the participant or retain in the Compensation Committee the right to elect among those alternatives.

A grant of restricted stock units may provide for the earlier lapse or modification of the restriction period, including in the event of the retirement, death or disability of the participant, involuntary termination of a participant’s employment with the Company without cause, or a change in control. However, no Qualified Performance-Based Award will provide for such earlier lapse or modification (except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code).

Performance Shares and Performance Units: Performance shares and performance units may also be granted to participants under the Restated 2007 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock awarded under the Restated 2007 Plan, and a performance unit is a bookkeeping entry awarded under the Restated 2007 Plan that records a unit equivalent to $1.00 or such other value as is determined by the Compensation Committee. These awards, when granted under the Restated 2007 Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Compensation Committee determines at the time of grant. Each grant may specify in respect of such management objectives a level or levels of achievement and may set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum level or levels, but falls short of maximum achievement of the specified management objectives. Each grant will specify the time and manner of performance shares or performance units that have been earned, and any grant of performance shares or performance units may further specify that any such amount may be paid or settled by the Company in cash, shares of Common Stock, or any combination thereof and may either grant to the participant or retain in the Compensation Committee the right to elect among those alternatives. The number or amount of performance shares or performance units subject to an award may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code).

Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis, based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. The grant of performance shares or performance units will specify that, before the performance shares or performance units will be earned and paid, the Compensation Committee must determine that the management objectives have been satisfied. Each grant of performance shares, and performance units will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including the applicable performance period and forfeiture provisions. The performance period with respect to performance shares or performance units may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a participant, involuntary termination of a participant’s employment by the Company without cause, or a change in control. However, no such adjustment will be made in the case of a Qualified Performance-Based Award except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code.

Awards to Non-Employee Directors: If a non-employee director of the Company subsequently becomes an employee of the Company or a subsidiary of the Company while remaining a member of the Board, any award held under the Restated 2007 Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee directors may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Compensation Committee, all or any portion of their annual retainer, meeting fees or other fees in shares of Common Stock, restricted stock, restricted stock units or other awards under the Restated 2007 Plan in lieu of cash.

Other Awards: The Compensation Committee may grant shares of Common Stock or such other awards (or Other Awards) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Compensation Committee. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Stock, other awards, notes or other property, as the Compensation Committee determines.

In addition, the Compensation Committee may grant cash awards, as an element of or supplement to any other awards granted under the Restated 2007 Plan. In addition, the Compensation Committee may grant Common Stock as a bonus, or may grant Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Restated 2007 Plan or under other plans or compensatory arrangements, subject to such terms as determined by the Compensation Committee.

An Other Award may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the participant. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code).

Management Objectives; Qualified Performance Based Awards: The Restated 2007 Plan permits the Company to grant both Qualified Performance-Based Awards and awards that are not intended to be Qualified Performance-Based Awards, and provides that any award may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the Restated 2007 Plan for participants who have received grants of performance shares or performance units, or, when so determined by the Compensation Committee, option rights, appreciation rights, restricted stock, restricted stock units, dividend equivalents or Other Awards. Management objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.

The Compensation Committee may grant awards subject to management objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Under the Restated 2007 Plan, the management objectives applicable to any Qualified Performance-Based Award to a covered employee must be based on one or more, or a combination, of the metrics listed above under “Section 162(m)” (including relative or growth achievement regarding such metrics).

Additionally, for a Qualified Performance-Based Award, each such management objective must be objectively determinable to the extent required under Section 162(m) of the Code and, unless otherwise determined by the Compensation Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may, in its discretion, modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such covered employee.

Transferability of Awards: Except as otherwise determined by the Compensation Committee, no option right, appreciation right or other derivative security awarded under the Restated 2007 Plan may be transferred by a participant other than by will or the laws of descent and distribution. In no event will any such award be transferred for value. Except as otherwise determined by the Compensation Committee, option rights and appreciation rights will be exercisable during a participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and/or court supervision. The Compensation Committee may specify at the date of grant that part or all of the shares of Common Stock that are subject to an award will be subject to further restrictions on transfer.

Adjustments; Corporate Transactions: The Compensation Committee will make or provide for such adjustments in the: (1) numbers of shares of Common Stock authorized under the Restated 2007 Plan, subject to the applicable limits under the Restated 2007 Plan, and covered by outstanding option rights, appreciation rights, restricted stock, restricted stock units, performance shares and performance unit awards granted under the Restated 2007 Plan, and, if applicable, in the number of shares of Common Stock covered by Other Awards; (2) option price and base price of awards, (3) kind of shares covered thereby, and (4) other award terms, as the Compensation Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (x) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spinoff, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, the Compensation Committee may, in its discretion, provide, in substitution for any or all outstanding awards under the Restated 2007 Plan, such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each option right or appreciation right with an exercise price greater than the consideration offered in connection with any such transaction or event, the Compensation Committee may in its discretion elect to cancel such option right or appreciation right without any payment to the person holding such option right or appreciation right. The Compensation Committee will make or provide for such adjustments to the applicable share limits under the Restated 2007 Plan as the Compensation Committee in its sole discretion in good faith determines to be appropriate to reflect a transaction or event described above. However, certain adjustments to the Restated 2007 Plan’s share limits will be made only if and to the extent (1) such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify, and (2) such adjustment would not result in negative tax consequences under Section 409A of the Code. In the event that the Company issues warrants or other rights to acquire shares of Common Stock on a pro rata basis to all stockholders, the Compensation Committee will make such adjustments in the number of shares of Common Stock authorized under the Restated 2007 Plan and in the limits contained in the Restated 2007 Plan as it shall deem to be equitable, including, without limitation, proportionately increasing the number of authorized shares of Common Stock or any such limit.

Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company, the terms of outstanding awards may not be amended to (1) reduce the exercise price of outstanding option rights or appreciation rights, or (2) cancel outstanding option rights or appreciation rights in exchange for cash, Other Awards or option rights or appreciation rights with an exercise price that is less than the exercise price of the original option rights or appreciation rights, as applicable, without shareholder approval. The Restated 2007 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” option rights and appreciation rights and may not be amended without approval by the Company’s shareholders.

Detrimental Activity and Recapture: Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if any participant, either during employment or other service with the Company or a subsidiary of the Company or within a specified period after termination of such employment or service, engages in certain detrimental activity, or upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.

Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the Restated 2007 Plan, the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Restated 2007 Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the Restated 2007 Plan as then in effect unless the Restated 2007 Plan could have been amended to eliminate such inconsistency without further approval by the Company’s shareholders.

Withholding: To the extent the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Restated 2007 Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of Common Stock, and such participant fails to make arrangements for the payment of tax, then, unless otherwise determined by Compensation Committee, the Company will withhold such shares of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the participant may elect, unless otherwise determined by the Compensation Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of restricted stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by such participant. The shares used for tax withholding will be valued at an amount equal to the market value of such shares of Common Stock on the date the benefit is to be included in participant’s income. In no event will the market value per share of the shares of Common Stock to be withheld and/or delivered as described above to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld, but, in the discretion of the Compensation Committee, shares of Common Stock with a market value in excess of the minimum amount of taxes required to be withheld (but not in excess of the maximum statutory withholding rate) may be withheld as long as such withholding will not result in an award otherwise classified as an equity award under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or ASC Topic 718) to be classified as a liability award under ASC Topic 718. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of option rights.

No Right to Continued Employment: The Restated 2007 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the Restated 2007 Plan: The Restated 2007 Plan will become effective only upon approval of the stockholders at the Annual Meeting.

Amendment and Termination of the Restated 2007 Plan: The Board generally may amend the Restated 2007 Plan from time to time. However, if any amendment (1) would materially increase the benefits accruing to participants under the Restated 2007 Plan, (2) would materially increase the number of shares that may be issued under the Restated 2007 Plan, (3) would materially modify the requirements for participation in the Restated 2007 Plan, or (4) must otherwise be approved by the Company’s shareholders in order to comply with applicable law or the rules of the NASDAQ Stock Market, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the Restated 2007 Plan’s prohibition on repricing, the Compensation Committee generally may amend the terms of any award prospectively or retroactively, except in the case of a Qualified Performance-Based Award (except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code). Subject to the adjustment provisions of the Restated 2007 Plan, no such amendment will impair the rights of any participant without his or her consent.

If permitted by Section 409A and Section 162(m) of the Internal Revenue Code, subject to certain other limitations set forth in the Restated 2007 Plan, and including in the case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, to the extent a participant holds an option right or appreciation right not immediately exercisable in full, or any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any restricted stock units as to which the restriction period has not been completed, or any performance shares or performance units which have not been fully earned, or any Other Awards subject to any vesting schedule or transfer restriction as described in the Restated 2007 Plan, or who holds shares of Common Stock subject to any transfer restriction, the Compensation Committee may, in its sole discretion, accelerate the earning or vesting of such award or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

The Board may, in its discretion, terminate the Restated 2007 Plan at any time. Termination of the Restated 2007 Plan will not affect the rights of participants or their successors under any awards outstanding under the Restated 2007 Plan and not exercised in full on the date of termination. No grant will be made under the Restated 2007 Plan on or after the tenth anniversary of the effective date (which date is anticipated to be June 20, 2026), but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of the Restated 2007 Plan.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Restated 2007 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Restated 2007 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock: The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (or Restrictions). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to shares of restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares and Performance Units: No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Common Stock received.

Nonqualified Stock Options: In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options: No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If shares of Common Stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights: No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.

Restricted Stock Units: No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

New Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Restated 2007 Plan because the grant and actual settlement of awards under the Restated 2007 Plan are subject to the discretion of the plan administrators.

The following table shows, as to each named executive officer and the various indicated groups, the aggregate number of stock option awards under the Restated 2007 Plan from inception through April 22, 2016:

Name	Number of Options Granted
Named Executive Officers:
Gil Van Bokkelen Chief Executive Officer	1,324,871
Laura Campbell Senior Vice President of Finance	391,724
William (BJ) Lehmann, Jr. President and Chief Operating Officer	772,771
John Harrington Chief Scientific Officer and Executive Vice President	1,057,771
Robert Deans Executive Vice President, Regenerative Medicine	363,163
All current executive officers as a group	3,547,137
All current non-employee directors as a group	690,000
Each nominee for election as a director	105,000
Each associate of any of the foregoing	—
Each other person who received at least 5% of all options granted	—
All employees, excluding current executive officers	2,553,382

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares of Common Stock under the Restated 2007 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Restated 2007 Plan by our stockholders.

Required Vote

The approval of this Proposal Three requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Under the Company’s bylaws, abstentions and broker non-votes will have no effect on this proposal.

The Board unanimously recommends that stockholders vote FOR Proposal Three to approve the Restated 2007 Plan.

PROPOSAL FOUR

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

COMPENSATION

In this Proposal Four, pursuant to Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our stockholders and the Compensation Committee will review the results of the vote and take it into consideration when making future decisions regarding executive compensation. This advisory (non-binding) vote is scheduled to be conducted every year and the next vote will be held at our 2017 annual meeting of stockholders.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s executive compensation, as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) pursuant to Item 402 of Regulation S-K in this Proxy Statement.”

Required Vote

The approval of this Proposal Four requires the affirmative vote of the majority of the votes cast for or against, in person or by proxy and entitled to vote, on such proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal.

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the named executive officer compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers, which include Dr. Gil Van Bokkelen, our Chief Executive Officer, Ms. Laura Campbell, our Senior Vice President of Finance, Mr. William (B.J.) Lehmann, Jr., our President and Chief Operating Officer, Dr. John Harrington, our Executive Vice President and Chief Scientific Officer, and Dr. Robert Deans, our former Executive Vice President of Regenerative Medicine, and places in perspective the data presented in the compensation tables and narratives that follow.

We are an international biotechnology company that is focused primarily in the field of regenerative medicine. Our MultiStem cell therapy is currently being evaluated in multiple clinical trials. Our current clinical development programs are focused on treating inflammatory and immune disorders, neurological conditions, cardiovascular disease, and other conditions. We are also applying our pharmaceutical discovery capabilities to identify and develop small molecule compounds with potential applications in indications such as obesity, related metabolic conditions and certain neurological conditions. These represent major areas of clinical need, as well as substantial commercial opportunities. As further discussed in this section, our compensation and benefit programs help us attract, retain and motivate individuals who will maximize our business results by working to meet or exceed established company or individual objectives. In addition, we reward our executive officers for meeting certain developmental milestones, such as completing advancements in product candidate development, strategic partnerships or other financial transactions that add to the capital resources of the Company or create value for stockholders.

The following are the highlights of our 2015 compensation and benefit programs:

•	increased the base salaries of our named executive officers;

•	paid cash incentive compensation to our named executive officers; and

•	granted stock options and restricted stock unit awards to our named executive officers under our annual equity compensation program.

The following discussion and analysis of our compensation and benefit programs for 2015 should be read together with the compensation tables and related disclosures that follow this section. This discussion includes forward-looking statements based on our current plans, considerations, expectations and determinations about our compensation program. Actual compensation decisions that we may make for 2016 and beyond may differ materially from our recent past.

Business Highlights

We have established a portfolio of therapeutic product development programs to address significant unmet medical needs in multiple disease areas. Our MultiStem® cell therapy, a patented and proprietary allogeneic stem cell product, is our lead platform product and is currently in later-stage clinical development. Our current clinical development programs are focused on treating neurological conditions, cardiovascular disease, inflammatory and immune disorders, certain pulmonary conditions and other conditions where the current standard of care is limited or inadequate for many patients. These represent major areas of clinical need, as well as substantial commercial opportunities.

• In the neurological area, we evaluated in a completed Phase 2 trial the potential for MultiStem treatment of patients who have suffered neurological damage from an ischemic stroke. The results of this study demonstrated favorable tolerability and safety for MultiStem, consistent with prior studies. While the study did not achieve the primary and component secondary endpoints for the intent-to-treat population, the MultiStem treatment was associated with lower rates of mortality and life threatening adverse events, infections and pulmonary events, and also a reduction in hospitalization. In addition, analyses show that patients who received MultiStem treatment earlier (24 to 36 hours post-stroke) in the study’s treatment window had better recovery in comparison to placebo.

Importantly, based upon the evaluation of all subjects in the trial, the one-year follow-up data demonstrated that MultiStem-treated subjects on average continued to improve through one year and had a significantly higher rate of “Excellent Outcome,” as defined below, compared to patients receiving placebo at one year when evaluating all subjects enrolled in the study, (i.e. the intent to treat population). Achievement of an Excellent Outcome is important because it means that a patient has substantially improved in each of the three clinical rating scales used to assess patient improvement and has regained the ability to live and function independently with a high quality of life. If the MultiStem therapy is proven effective in a registrational study, this would represent a substantial increase in the time window for treatment, which currently is limited to several hours. We are preparing for the next stage of clinical development of this program. In January 2016, we established a collaboration with HEALIOS K.K., or Healios, to develop and commercialize MultiStem for the treatment of ischemic stroke in Japan, and the collaboration may be expanded. We have had several interactions with Japan’s Pharmaceuticals and Medical Devices Agency, or PMDA, as well as the Food and Drug Administration, or FDA, regarding potential study design and the envisioned path to product approval. Further, we and our partner, Healios, intend to take advantage of the new accelerated Regenerative Medicine regulatory framework in Japan that is designed to enable rapid conditional authorization of qualified regenerative medicine therapies. We believe such initiatives could accelerate the commercialization of products like MultiStem cell therapy for ischemic stroke, if future clinical evaluation demonstrates appropriate safety and therapeutic effectiveness.

• We recently initiated a Phase 2 clinical study in the United States for the administration of MultiStem cell therapy to patients that have suffered an acute myocardial infarction, or AMI. We were awarded a grant from the National Institutes of Health for up to $2.8 million to support this clinical program. The ongoing Phase 2 study is currently enrolling patients and we look forward to the results of this study upon completion.

• We have also initiated a clinical study for the treatment of ARDS in the United Kingdom, or UK, and in the United States. In 2015, we were awarded a grant from Innovate UK of up to approximately £2.0 million in support of a Phase 2a clinical study evaluating the administration of MultiStem cell therapy to ARDS patients. The study is being conducted with the assistance of the Cell Therapy Catapult and is currently enrolling patients.

• Additionally, we evaluated in a completed Phase 1 clinical study the potential for MultiStem cell therapy to prevent or reduce graft-versus-host disease, or GvHD, and other complications, and to provide supportive care to patients undergoing a hematopoietic stem cell transplant to treat leukemia or related conditions. We are preparing to advance our GvHD program into the next phase of clinical development and have had several interactions with the FDA and similar international agencies regarding study design and the potential to accelerate the path to product approval. Our MultiStem therapy for GvHD has been designated an orphan drug by both the FDA and the European Medicines Agency, or EMA, which may provide market exclusivity and other substantial potential incentives and benefits. In February 2015, the MultiStem product was granted Fast Track designation by the FDA for prophylaxis therapy against GvHD following hematopoietic cell transplantation. Subsequently, our registration study design received a positive opinion from the EMA through the Protocol Assessment/Scientific Advice procedure. Furthermore, in December 2015, the proposed registration study received Special Protocol Assessment designation from the FDA, meaning that the trial is adequately designed to support a Biologic License Application, or BLA, submission for registration if it is successful. Initiation of this trial will depend on the progress in other clinical trials and the achievement of certain business development and financial objectives. We may elect to enter into a development and commercialization collaboration for this program.

Compensation Objectives and Philosophy

Our executive compensation programs are designed to:

•	recruit, retain, and motivate executives and employees that can help us achieve our core business goals;

•	provide incentives to promote and reward superior performance throughout the organization, which we refer to as Pay for Performance;

•	facilitate stock ownership and retention by our executives and other employees; and

•	promote alignment between executives and other employees and the long-term interests of stockholders.

The Compensation Committee seeks to achieve these objectives by:

•	establishing a compensation program that is market competitive and internally fair;

•

linking individual and corporate performance with certain elements of compensation through the use of equity grants, cash performance compensation or other means of compensation, the value of which is substantially tied to the achievement of our Company goals; and

•	when appropriate, given the nature of our business, rewarding our executive officers for both Company and individual achievements with one-time performance awards.

At the 2015 Annual Meeting of Stockholders, approximately 84% of the votes cast were voted in favor of the approval of our named executive officer compensation. Our Compensation Committee believes that the stockholder vote reinforces the objectives and philosophy of our executive compensation programs.

Components of Compensation

Our executive compensation program includes the following elements:

•	base salary;

•	cash incentive compensation;

•	long-term equity incentive plan awards; and

•	retirement and health and other insurance benefits.

Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. We consider competitive practices, relative management level and operating responsibilities of each executive officer when determining the compensation elements to reward his or her ability to impact short-term and long-term results.

Role of the Chief Executive Officer

Historically, our Chief Executive Officer has taken the lead in providing our Board of Directors with advice regarding executive compensation. For 2015, the Compensation Committee considered recommendations from our Chief Executive Officer regarding the compensation for and performance of our executive officers in relation to company-specific strategic goals that were established by the Compensation Committee and approved by the Board of Directors. These achievements related to potential cash incentive compensation payments and salary increases. The Compensation Committee considers the recommendations made by our Chief Executive Officer because of his knowledge of the business and the performance of the other executive officers. The Compensation Committee is not bound by the input it receives from our Chief Executive Officer. Instead, the Compensation Committee exercises independent discretion when making executive compensation decisions. We describe and discuss the particular compensation decisions made by the Compensation Committee regarding the 2015 compensation of our named executive officers below under “Elements of Executive Compensation.”

Role of the Independent Compensation Consultant

From time to time, the Compensation Committee has retained the services of an independent compensation consultant, Arnosti Consulting, Inc., or Arnosti. During 2015, at the request of the Compensation Committee, Arnosti assisted the Compensation Committee in evaluating the base salaries to be paid to named executive officers and the annual equity awards to be granted company-wide. The Company pays the cost for Arnosti’s services. However, the Compensation Committee retains the sole authority to engage, direct or terminate Arnosti’s services. In 2015, the Compensation Committee considered and assessed all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Arnosti’s work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Arnosti.

Elements of Executive Compensation

Base Salary. We pay base salaries to provide executive officers with a competitive level of financial security. We establish base salaries for our executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions and peer group benchmark pay. Base salaries are generally reviewed annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review generally occurs each year following an annual review of individual performance.

In general, the Company and the executive team performed well in 2015 against many key goals and objectives, as measured against the metrics of key programmatic achievements (e.g., clinical, regulatory, preclinical and core capability development), business development objectives and operational and financial performance (e.g., budgetary goals, capital acquisition and management), among others. Each executive’s performance was evaluated based on the Company’s performance as a whole, combined with an evaluation of individual performance against goals and objectives relevant to his or her area of responsibility. Overall, nearly half of the corporate goals were achieved in 2015, taking into account that while a business partnership was achieved, which was, and continues to be, an important goal, the designated endpoints were not achieved in our MultiStem ischemic stroke trial.

For 2015, the Compensation Committee and the Board of Directors approved an increase in base salary of 1.75% as compared to 2014 for the Chief Executive Officer, an adjustment based on both performance and comparative market data provided to the Compensation Committee by Arnosti. Also, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officer’s salary for 2015 as compared to 2014 based primarily on Company performance for the year ended December 31, 2014. The increases were as follows: Mr. Lehmann – 1.83%; Dr. Harrington – 1.84%; Dr. Deans – 1.66%; and Ms. Campbell – 1.81%.

For 2016, the Compensation Committee and the Board of Directors approved an increase in base salary of 2.0% as compared to 2015 for the Chief Executive Officer, an adjustment based on both performance and comparative market data provided to the Compensation Committee by Arnosti. Also, the Compensation Committee and the Board of Directors approved increases for each of the other named executive officer’s salary for 2016 as compared to 2015 based primarily on Company performance for the year ended December 31, 2015. The increases were as follows: Mr. Lehmann – 2.0%; Dr. Harrington – 2.0%; and Ms. Campbell – 2.0%. Furthermore, Ms. Campbell was promoted effective January 1, 2016 to Senior Vice President of Finance in recognition of her significant contribution in leading the financial and administrative activities of the Company in a highly effective manner, and her expected ongoing contributions in supporting overall management and related activities within the Company, which resulted in an additional 5.25% increase in her salary related to the promotion. The salary information for our named executive officers is summarized below:

	2014 Salary	2014 % Increase	2015 Salary	2015 % Increase	2016 Salary	2016 % Increase
Dr. Van Bokkelen	$466,815	2.00%	$475,000	1.75%	$484,500	2.00%
Dr. Harrington	$380 015	2.06%	$387,000	1.84%	$394,740	2.00%
Mr. Lehmann	$382,015	2.05%	$389,000	1.83%	$396,780	2.00%
Dr. Deans	$326,570	2.04%	$332,000	1.66%	$—	—
Ms. Campbell	$247,265	2.07%	$251,750	1.81%	$270,000	7.25%

Cash Incentive Compensation. Given the nature of our business, when appropriate, we reward our named executive officers with performance-related compensation. We utilize annual incentive compensation to reward officers and other employees for achieving corporate objectives and for meeting individual annual performance objectives. These objectives relate generally to strategic factors, including advancement of our product candidates, identification and advancement of additional programs or product candidates, establishment and maintenance of key strategic relationships, and to financial factors, including raising capital, adherence to budgets and cash management.

The Compensation Committee recommended and the Board approved a cash incentive compensation program for the year ended December 31, 2015 for our named executive officers. Under the 2015 incentive program, each participant was eligible to earn a target incentive compensation payment of a specified percentage of the named executive officer’s salary during the award term, weighted on the achievement of specific corporate goals, with the remainder based on individual/functional performance, as set forth in the following table. The weighting on corporate versus individual/functional performance is related to the relative impact on overall corporate goals and the emphasis and incentives toward departmental performance.

		Weighted On
	Target Amount	Corporate Goals	Individual/Functional Performance
Dr. Van Bokkelen	60%	100%	0%
Dr. Harrington	45%	80%	20%
Mr. Lehmann	45%	80%	20%
Ms. Campbell	30%	60%	40%

The evaluation of goal achievement is at the discretion of the Compensation Committee and the Board of Directors based on input from the Chief Executive Officer (with respect to the named executive officers other than the Chief Executive Officer). The 2015 corporate goals included program and collaboration goals, including new business development, progress on MultiStem clinical development and cash management objectives. While the overall amount of incentive compensation is tied to predetermined metrics, the Board of Directors has the discretion to adjust any amount ultimately paid under our annual incentive program after good faith consideration of executive officer performance, overall company performance, market conditions and cash availability. We do not have a formally adopted plan document for the 2015 incentive program, although the Compensation Committee recommended and the Board of Directors approved the specific corporate goals, target compensation levels and weightings between corporate and functional performance. The Compensation Committee and the Board of Directors agreed that each of the named executive officers would be entitled to a payment under the 2015 incentive program as a result of individual performance and the achievement of operational and strategic objectives in 2015, specifically the achievement of patient enrollment and regulatory approval goals for the Company’s clinical studies, capital management and the receipt of new grant funding, and other core program development and sector leadership goals, resulting in the payment of incentive compensation based on a percentage of such officers’ 2015 base salaries as follows:

	Percentage of Base Salary	Cash Incentive Compensation Paid
Dr. Van Bokkelen	25.8%	$122,550
Dr. Harrington	20.9%	$81,000
Mr. Lehmann	20.6%	$80,000
Dr. Deans	—	—
Ms. Campbell	14.3%	$36,000

For the year ending December 31, 2016, the Compensation Committee recommended and the Board of Directors approved a similar cash incentive compensation plan for our named executive officers, with no changes to the target incentive compensation percentage for our named executive officers from 2015, other than an increase in the target incentive compensation percentage to 35% for Ms. Campbell related to her promotion to Senior Vice President of Finance, effective January 1, 2016. The 2016 corporate goals include strategic partnership objectives, advancing and achieving clinical development and related support activities for MultiStem, program advancement objectives, and executing against the established operating plan and capital acquisition objectives.

Long-Term Incentive Program. We believe that we can encourage superior long-term performance by our executive officers and employees through encouraging them to own, and assisting them with the acquisition of, our common stock. Our equity compensation plans provide our employees, including named executive officers, with incentives to help align their interests with the interests of our stockholders. We believe that the use of common stock and stock-based awards offers the best approach to achieving our objective of fostering a culture of ownership, which we believe will, in turn, motivate our named executive officers to create and enhance stockholder value. We have not adopted stock ownership guidelines, but our equity compensation plans provide a principal method for our executive officers to acquire equity in our company. The following table reflects the number of shares of Athersys Common Stock owned by our named executive officers as of December 31, 2015:

Shares of Common Stock Owned
Dr. Van Bokkelen	637,046
Dr. Harrington	338,726
Mr. Lehmann	160,300
Ms. Campbell	311,457

Our equity compensation plans authorize us to grant, among other types of awards, options, restricted stock and restricted stock units, or RSUs, to our employees, Directors and consultants. Historically, we elected to use stock options as our primary long-term equity incentive vehicle. However, we began awarding RSUs to our non-executive employees in 2011 and to our named executive officers in 2013. We revised our long-term equity incentive program for our named executive officers in 2013 in connection with the termination of an outdated incentive program and the initiation of an ordinary-course annual equity award program. We expect to continue to use equity-based awards as a long-term incentive vehicle because we believe:

•

equity-based awards align the interests of our executives with those of our stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for our stockholders;

•	equity-based awards have the potential to increase in value based on our performance and the growth of our stock price;

•

equity-based awards help to provide a balance to the overall executive compensation program because, while base salary and our discretionary incentive compensation program focus on short-term performance, equity-based awards that vest over time reward increases in stockholder value over the longer-term; and

•	the vesting period of equity-based awards encourages executive retention and efforts to preserve stockholder value.

In 2015, we granted 636,880 stock options and 283,136 RSUs to our named executive officers, as well as stock options and RSUs to our other employees. Equity awards are tied to factors such as performance, peer and market analysis, and the total equity ownership level of each named executive officer, and further enhance the retention and long-term stock ownership features of our equity incentive program. In determining the number of stock-based awards to be granted to named executive officers, we review annually our named executive officers’ equity ownership positions, and we take into account the individual’s scope of responsibility, ability to affect results and stockholder value, anticipated future contributions to increases in stockholder value, and the value of equity-based awards in relation to other elements of the individual named executive officer’s total compensation; with an emphasis on scope of responsibility, results and stockholder value. We also review competitive compensation data, an assessment of individual performance, a review of each named executive officer’s existing long-term incentives, retention considerations and a subjective determination of the individual’s potential to positively impact future stockholder value. Equity-based awards are granted from time to time by the Compensation Committee and the Board of Directors, with input from independent compensation consultants, as appropriate. The following stock option and RSU awards were granted to our named executive officers in June 2015 as part of our program for annual equity-based awards, which vest quarterly over a four-year period:

	Stock Options	Restricted Stock Units
Dr. Van Bokkelen	200,752	89,248
Dr. Harrington	117,680	52,320
Mr. Lehmann	117,680	52,320
Dr. Deans	100,384	44,624
Ms. Campbell	100,384	44,624

Retirement and Insurance Benefits. Consistent with our compensation philosophy, we maintain benefits for our named executive officers and our employees, including medical, dental, vision, life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan. The named executive officers and employees have the ability to participate in these benefits at the same levels. We make employer contributions to our 401(k) retirement plan and contributed approximately $314,000 in 2015. We provide such retirement and health insurance benefits to our employees to retain qualified personnel.

In addition, Dr. Van Bokkelen, Dr. Harrington, Mr. Lehmann and Ms. Campbell also receive Company-paid life insurance benefits in the amounts of $2.0 million for Dr. Van Bokkelen, Dr. Harrington and Mr. Lehmann, and $1.0 million for Ms. Campbell. These additional life insurance policies are provided to these officers due to their extensive travel requirements and contributions to the Company.

Severance Arrangements

See the disclosure under “Potential Payments Upon Termination or Change of Control” for more information about severance arrangements with our named executive officers. We provide such severance arrangements in order to assure that our executives will focus on the best interests of the business at all times, without undue concern for their own financial security.

Employment Agreements and Arrangements

We believe that entering into employment agreements with each of our named executive officers was necessary for us to attract and retain talented and experienced individuals for our senior level positions. In this way, the employment agreements help us meet the initial objective of our compensation program. Each agreement contains terms and arrangements that we agreed to through arms-length negotiation with our named executive officers. We view these employment agreements as reflecting the minimum level of compensation that our named executive officers require to remain employed with us, and thus the bedrock of our compensation program for our named executive officers. For more details of our employment agreements and arrangements, see the disclosure under “2015 Summary Compensation Table.”

General Tax Deductibility of Executive Compensation

We structure our compensation program to comply with Internal Revenue Code Section 162(m). Under Section 162(m) of the Code, there is a limitation on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based. The Compensation Committee manages our incentive programs to qualify for the performance-based exemption; however, it also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances our business objectives.

2015 Summary Compensation Table

The following table and narrative set forth certain information with respect to the compensation earned during the fiscal year ended December 31, 2015 by our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1, 2) ($)		Option Awards (3) ($)		All Other Compensation ($)		Total (4)
Gil Van Bokkelen, Chief Executive Officer (5)	2015 2014 2013	$ $ $	475,000 466,815 450,000	$ $ $	122,550 133,000 118,800	$ $ $	114,237 152,328 1,188,518	$ $ $	188,707 286,598 264,550	$ $ $	20,673 22,273 12,620	$ $ $	921,167 1,061,014 2,034,488
Laura Campbell, Senior Vice President of Finance	2015 2014 2013	$ $ $	251,750 247,265 239,300	$ $ $	36,000 36,000 42,000	$ $ $	57,119 76,164 632,028	$ $ $	94,361 143,299 85,800	$ $ $	13,509 13,109 5,109	$ $ $	452,739 515,837 1,004,237
William (BJ) Lehmann, Jr., President and Chief Operating Officer	2015 2014 2013	$ $ $	389,000 382,015 371,400	$ $ $	80,000 82,500 84,000	$ $ $	66,970 88,862 980,924	$ $ $	110,619 167,190 164,450	$ $ $	11,365 11,163 4,673	$ $ $	657,954 731,730 1,605,447
John Harrington, Chief Scientific Officer and Executive Vice President (5)	2015 2014 2013	$ $ $	387,000 380,015 369,400	$ $ $	81,000 82,000 83,500	$ $ $	66,970 88,862 975,642	$ $ $	110,619 167,190 143,000	$ $ $	10,723 10,523 4,355	$ $ $	656,312 728,590 1,575,897
Robert Deans, Executive Vice President, Regenerative Medicine (6)	2015 2014 2013	$ $ $	221,333 326,570 318,000	$ $ $	— 55,000 65,000	$ $ $	57,119 76,164 839,887	$ $ $	94,361 143,299 114,400	$ $ $	13,953 10,420 5,620	$ $ $	386,766 611,453 1,342,907

(1)	Amounts do not reflect cash compensation actually received by our named executive officers. The amounts for annual stock awards that began in 2014 for our named executive officers represent the grant date full value of restricted stock units that vest over a four-year period. The fair value of restricted stock unit awards is calculated in accordance with Accounting Standards Codification 718, or ASC 718, excluding the impact of potential forfeitures. Assumptions used in the calculation of these amounts are included in the Notes to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.
(2)	In 2005, in connection with a restructuring of internal programs and to retain and motivate executives, Athersys entered into incentive agreements that provided the executives financial participation in the event of certain merger or acquisition or asset sale transactions. The incentive agreements were established prior to our common stock being publicly traded, had precluded the granting of routine equity awards to officers, and had become outdated. In 2013, the Board approved arrangements whereby the officers agreed to terminate their incentive agreements in return for one-time grants of RSUs for their past service and performance and the ability to receive routine annual grants of equity-based awards, to better align management incentives with corporate objectives. The amounts for these 2013 stock awards represent the grant date full value of the RSUs that vest over a three-year period. The fair value of RSUs is calculated in accordance with ASC 718, excluding the impact of potential forfeitures. Assumptions used in the calculation of these amounts are included in the Notes to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.
(3)	Amounts do not reflect cash compensation actually received by our named executive officers. The amounts for option awards reflect the full grant date fair value of the equity awards in accordance with ASC 718, excluding the impact of potential forfeitures. Assumptions used in the calculation of these amounts are included in the Notes to the audited consolidated financial statements included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.
(4)	Total column includes salary, incentive compensation and non-cash compensation related to stock-based awards. For example, Dr. Van Bokkelen salary was $450,000 in 2013, but the $2,034,488 total includes non-cash compensation related to a stock-based award that was received in 2013 tied to the termination of an incentive agreement. See Note 3 above.
(5)	Drs. Van Bokkelen and Harrington also served as our Directors for 2015, 2014 and 2013 but did not receive any compensation as our Directors.
(6)	Dr. Deans resigned effective August 31, 2015 to pursue earlier stage technology opportunities. Upon his resignation, Dr. Deans became a consultant to us, whereby he will receive $25,000 annually for one year. We have not replaced Dr. Dean’s position, and as such, he provides advice and consultation regarding our regenerative medicine program. Furthermore, in connection with Dr. Deans’ resignation, the Board of Directors, upon recommendation of the Compensation Committee and management, amended Dr. Deans’ existing stock option agreements to extend the exercise period for his vested awards from three months to twelve months immediately following his August 31, 2015 termination date.

Grants of Plan-Based Awards for 2015

The following table sets forth plan-based equity awards granted to our named executive officers during 2015 under our equity compensation plans.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Gil Van Bokkelen	June 24, 2015 (1)	89,248			$114,237
	June 24, 2015 (2)		200,752	$1.28	$188,707
Laura Campbell	June 24, 2015 (1)	44,624			$57,119
	June 24, 2015 (2)		100,384	$1.28	$94,361
William (BJ) Lehmann, Jr.	June 24, 2015 (1)	52,320			$66,970
	June 24, 2015 (2)		117,680	$1.28	$110,619
John Harrington	June 24, 2015 (1)	52,320			$66,970
	June 24, 2015 (2)		117,680	$1.28	$110,619
Robert Deans	June 24, 2015 (1)	44,624			$57,119
	June 24, 2015 (2)		100,384	$1.28	$94,361

(1)	Restricted stock units granted under our Long-Term Incentive Plan.
(2)	Options granted under our Long-Term Incentive Plan.
(3)	The amounts in this column represent the grant date fair value of the options calculated in accordance with ASC 718, excluding the impact of potential forfeitures.

Employment Agreements and Arrangements

Dr. Gil Van Bokkelen. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. Gil Van Bokkelen, to serve initially as President and Chief Executive Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Van Bokkelen was entitled to an initial base salary of $150,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive compensation payment of up to 33% of his base salary. His salary for 2016 is $484,500 and his target annual incentive compensation payment is 60% of his base salary. Dr. Van Bokkelen also received options to purchase shares of common stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. Dr. Van Bokkelen is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2016). For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Van Bokkelen has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

Dr. John J. Harrington. On December 1, 1998, we entered into a one-year employment agreement, effective April 1, 1998, with Dr. John J. Harrington to serve initially as Executive Vice President and Chief Scientific Officer. The agreement automatically renews for subsequent one-year terms on April 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Dr. Harrington was entitled to an initial base salary of $150,000, which may be increased at the discretion of the Board of Directors, and an annual discretionary incentive compensation payment of up to 33% of his base salary. His salary for 2016 is $394,740 and his target annual incentive compensation payment is 45% of his base salary. Dr. Harrington also received options to purchase shares of common stock upon his employment that were terminated in 2007, and his current stock options are described in the table below.

Dr. Harrington is also entitled to life insurance coverage for the benefit of his family in the amount of at least $1.0 million (which is $2.0 million for 2016). For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Dr. Harrington has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of 18 months thereafter, he is restricted from, among other things, competing with us.

William (B.J.) Lehmann, Jr. On January 1, 2004, we entered into a four-year employment agreement with Mr. Lehmann to serve initially as Executive Vice President of Corporate Development and Finance. The agreement automatically renews for subsequent one-year terms on January 1 of each year unless either party gives notice of termination at least thirty days before the end of any term. The agreement was amended in 2013 to modify the duration of his severance arrangement, with no change to the events triggering such severance. Under the terms of the agreement, Mr. Lehmann was entitled to an initial base salary of $250,000, which may be increased at the discretion of the Board of Directors. His salary for 2016 is $396,780 and his target annual incentive compensation payment is 45% of his base salary. Mr. Lehmann also received options to purchase shares of common stock upon his employment that were terminated in 2007, and his current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.” Mr. Lehmann has also entered into a non-competition and confidentiality agreement with us under which, during his employment and for a period of twelve months thereafter, he is restricted from, among other things, competing with us.

Laura K. Campbell. On May 22, 1998, we entered into a two-year employment agreement with Laura K. Campbell to serve initially as Controller. The agreement automatically renews for subsequent one-year terms on May 22 of each year unless either party gives notice of termination at least thirty days before the end of any term. Under the terms of the agreement, Ms. Campbell was entitled to an initial base salary of $70,200, which may be increased at the discretion of the Board of Directors. Her salary for 2016 is $270,000 and her target annual incentive compensation payment is 35% of her base salary. Ms. Campbell also received options to purchase shares of common stock upon her employment that were terminated in 2007, and her current stock options are described in the table below. For more information about severance arrangements under the agreement, see the disclosure under “Potential Payments Upon Termination or Change of Control.”

Equity Compensation Plans

In June 2007, we adopted two equity compensation plans, which authorize the Board of Directors, or a committee thereof, to provide equity-based compensation in the form of stock options, restricted stock, RSUs and other stock-based awards, which are used to attract and retain qualified employees, Directors and consultants. Equity awards are granted from time to time under the guidance and approval of the Compensation Committee. Total awards under these plans, as amended, are currently limited to 11,500,000 shares of Common Stock, of which 716,423 shares remain available for issuance at December 31, 2015.

401(k) Plan

We have a tax-qualified employee savings and retirement plan, also known as a 401(k) plan that covers all of our employees. Under our 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $18,000 in 2015, and have the amount of the reduced compensation contributed to the 401(k) plan. The trustees of the 401(k) plan, at the direction of each participant, invest the assets of the 401(k) plan in designated investment options. We may make matching or profit-sharing contributions to the 401(k) plan in amounts to be determined by the Board of Directors. We made matching contributions to the 401(k) plan during fiscal 2015 at a maximum rate of 100% of the first $3,000 of participant contributions, plus 40% of participant contributions in excess of $3,000 per participant, which amounted to approximately $314,000 in 2015. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions to the 401(k) plan and income earned on the 401(k) plan contributions are not taxable until withdrawn, and so that any contributions we make will be deductible when made.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gil Van Bokkelen	25,094	175,658	$1.28	June 24, 2025	(1)	—		—
	77,880	129,800	$1.65	June 17, 2024	(1)	—		—
	115,625	69,375	$1.71	June 18, 2023	(1)	—		—
	25,000	0	$5.28	December 23, 2019	(2)	—		—
	712,500	0	$5.00	June 8, 2017	(3)	—		—
	—	—	—	—		115,840	(4)	$119,315	(5)
	—	—	—	—		57,700	(6)	$59,431	(5)
	—	—	—	—		78,092	(7)	$80,435	(5)
Laura Campbell	12,548	87,836	$1.28	June 24, 2025	(1)	—		—
	38,940	64,900	$1.65	June 17, 2024	(1)	—		—
	37,500	22,500	$1.71	June 18, 2023	(1)	—		—
	17,500	0	$5.28	December 23, 2019	(2)	—		—
	200,000	0	$5.00	June 8, 2017	(3)	—		—
	—	—	—	—		61,600	(4)	$63,448	(5)
	—	—	—	—		28,850	(6)	$29,716	(5)
	—	—	—	—		39,046	(7)	$40,217	(5)
William (BJ) Lehmann	14,710	102,970	$1.28	June 24, 2025	(1)	—		—
	45,432	75,720	$1.65	June 17, 2024	(1)	—		—
	71,875	43,125	$1.71	June 18, 2023	(1)	—		—
	22,500	0	$5.28	December 23, 2019	(2)	—		—
	400,000	0	$5.00	June 8, 2017	(3)	—		—
	—	—	—	—		95,606	(4)	$98,474	(5)
	—	—	—	—		33,660	(6)	$34,670	(5)
	—	—	—	—		45,780	(7)	$47,153	(5)
John Harrington	14,710	102,970	$1.28	June 24, 2025	(1)	—		—
	45,432	75,720	$1.65	June 17, 2024	(1)	—		—
	62,500	37,500	$1.71	June 18, 2023	(1)	—		—
	22,500	0	$5.28	December 23, 2019	(2)	—		—
	700,000	0	$5.00	June 8, 2017	(3)	—		—
	—	—	—	—		95,091	(4)	$97,944	(5)
	—	—	—	—		33,660	(6)	$34,670	(5)
	—	—	—	—		45,780	(7)	$47,153	(5)
Robert Deans (8)	25,960	0	$1.65	August 31, 2016	(8)	—		—
	40,000	0	$1.71	August 31, 2016	(8)	—		—
	20,000	0	$5.28	August 31, 2016	(8)	—		—
	240,000	0	$5.00	August 31, 2016	(8)	—		—

(1)	Options vest ratably over four years on a quarterly basis.
(2)	Options were granted on December 23, 2009 and vested ratably over one year on a quarterly basis, and thus were fully exercisable on December 24, 2010.
(3)	Options were granted on June 8, 2007 and vested at a rate of 40% on the grant date and vested 20% in each of the three years thereafter (on a quarterly basis), and thus were fully exercisable on June 8, 2010.
(4)	In 2005, in connection with a restructuring of internal programs and to retain and motivate executives, Athersys entered into incentive agreements that provided the executives financial participation in the event of certain merger or acquisition or asset sale transactions. The agreements were established prior to our common stock being publicly traded, had precluded the granting of routine equity awards to officers, and had become outdated. In 2013, the Board approved arrangements whereby the officers agreed to terminate their incentive agreements in return for one-time grants of RSUs for their past service and performance and the ability to receive routine annual grants of equity-based awards, to better align management incentives with corporate objectives. These RSUs vest over three years on a quarterly basis.

(5)	Value is based on the closing price of our common stock of $1.03 on December 31, 2015, as reported on NASDAQ.
(6)	The stock awards reflected in this column consist of RSUs granted on June 17, 2014, which vest over four years on a quarterly basis.
(7)	The stock awards reflected in this column consist of RSUs granted on June 24, 2015, which vest over four years on a quarterly basis.
(8)	Robert Deans resigned effective August 31, 2015 to pursue earlier stage technology opportunities. Upon his resignation, Dr. Deans became a consultant to us. We have not replaced Dr. Dean’s position, and as such, he provides advice and consultation regarding our regenerative medicine program. In connection with Dr. Deans’ resignation, the Board of Directors, upon recommendation of the Compensation Committee and management, amended Dr. Deans’ existing stock option agreements to extend the exercise period for his vested awards from three months to twelve months immediately following his August 31, 2015 termination date.

2015 Options Exercised and Stock Vested

The following table provides information on all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2015. None of our named executive officers exercised any stock options during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Gil Van Bokkelen	265,916	$439,802
Laura Campbell	140,319	$232,195
William (BJ) Lehmann	211,216	$350,221
John Harrington	210,188	$348,505
Robert Deans	87,630	$188,376

(1)	The value realized upon vesting of these restricted stock units is the product of multiplying the number of shares of common stock issued upon vesting by the market value of the underlying shares on the vesting date.

Potential Payments Upon Termination or Change in Control

Under their employment agreements, the named executive officers may be entitled to certain potential payments upon termination. In the event that an executive officer is terminated without cause or terminates employment for good reason, as defined in the agreements, we would be obligated to pay full base salary for a defined period, subject to mitigation related to other employment. The defined payment period is eighteen months for Gil Van Bokkelen and John Harrington, twelve months for William (BJ) Lehmann and six months for Laura Campbell. We would also be obligated to continue the participation of Gil Van Bokkelen and John Harrington in all medical, life and employee “welfare” benefit programs for a period of eighteen months at our expense, to the extent available and possible under the programs.

The agreements define “cause” to mean willful and continuous neglect of such executive officer’s duties or responsibilities or willful misconduct by the executive officer that is materially and manifestly injurious to our Company. “Good reason” includes, among other things, demotion, salary reduction, relocation without consent, failure to provide an executive officer with adequate and appropriate facilities and termination by the executive officer within 90 days of a change in control. A “change in control” occurs when (1) a person or group of persons purchases 50% or more of our consolidated assets or a majority of our voting shares, or (2) if, following a public offering, the directors of Athersys immediately following the offering no longer constitute a majority of the Board of Directors. Upon a change in control, or if the named executive officer should die or become permanently disabled, all unvested stock options become immediately vested and exercisable. As of December 31, 2015, each of the named executive officers held unvested stock options and RSUs, as reflected in the Outstanding Equity Awards at 2015 Fiscal Year-End table above.

In the event that an executive officer is terminated for cause or as a result of death, we would be obligated to pay full base salary and other benefits, including any unpaid expense reimbursements, through the date of termination, and would have no further obligations to the executive officer. In the event that an executive officer is unable to perform duties as a result of a disability, we would be obligated to pay full base salary and other benefits until employment is terminated and for a period of twelve months from the date of such termination.

The table below reflects the amount of compensation payable to each named executive officer in the event of termination of such executive’s employment, pursuant to such executive’s employment agreement. The amounts shown assume that such termination was effective as of December 31, 2015 and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to executives upon their termination.

	Executive Benefit and Payments Upon Separation	Termination Without Cause or Voluntary For Good Reason
Gil Van Bokkelen	Cash Severance Payment	$712,500
	Continuation of Benefits	$33,567

	Total	$746,067

William (BJ) Lehmann, Jr.	Cash Severance Payment	$389,000
	Continuation of Benefits	$—

	Total	$389,000

John Harrington	Cash Severance Payment	$580,500
	Continuation of Benefits	$33,567

	Total	$614,067

Laura Campbell	Cash Severance Payment	$125,875
	Continuation of Benefits	$—

	Total	$125,875

Director Compensation Table for 2015

The following table summarizes compensation paid to our non-employee Directors in 2015:

Name(a)	Fees Earned or Paid in Cash ($)(b)	Option Awards ($)(1)(d)	Total ($)(h)
Lee E. Babiss	$80,000	$23,400	$103,400
Ismail Kola	$45,000	$23,400	$68,400
Lorin J. Randall	$70,000	$23,400	$93,400
Kenneth H. Traub	$52,500	$23,400	$75,900
Jack L. Wyszomierski	$57,500	$23,400	$80,900

(1)	Amounts in column (d) do not necessarily reflect compensation actually received by our Directors. The amounts in column (d) reflect the full grant date fair value of the equity awards made during the fiscal year ended December 31, 2015, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the notes to the 2015 audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2015. Each of the Directors had option awards outstanding as of December 31, 2015 for 120,000 shares of common stock.

Under our Director compensation program for non-employee Directors, new Directors receive an initial stock option grant to purchase 50,000 shares of Common Stock at fair market value on the date of grant, which vests at a rate of 50% in the first year (on a quarterly basis) and 25% in each of the two years (on a quarterly basis) thereafter. In March 2016, the Directors approved a change to the compensation program whereby the initial stock option grant would be increased from 50,000 to 60,000 shares of Common Stock, and would vest at a rate of 33.33% per year, with cliff vesting in year one and quarterly vesting in years two and three. Also, given that awards from their initial appointment over five years ago had expired, Directors Babiss, Kola, Randall and Wyszomierski each received stock option awards in March 2016 to purchase 75,000 shares of Common Stock.

Additionally, the non-employee Directors receive annually an option award to purchase 30,000 shares of common stock at fair market value on the date of grant, which vests quarterly over a one-year period, with such anniversary awards issued in June of each year in connection with our annual stockholder meeting. In June 2015, Directors Babiss, Kola, Randall, Traub and Wyszomierski each received an anniversary stock option award of 30,000 shares. All initial and anniversary stock option awards granted to non-employee Directors have a term of ten years and upon the termination of the Director’s service, the Director has eighteen months in which to exercise the vested portion of his options prior to forfeiture.

Our Directors receive annual cash compensation retainers as set forth below:

Board Member	$40,000
Lead Director	$25,000
Audit Committee — Chairman	$15,000
Audit Committee — Member	$7,500
Compensation Committee — Chairman	$10,000
Compensation Committee — Member	$5,000
Nominations and Corporate Governance Committee — Chairman	$10,000
Nominations and Corporate Governance Committee — Member	$5,000

These annual retainers are paid in quarterly installments and Directors are reimbursed for reasonable out-of-pocket expenses incurred while attending Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

In 2015, none of our Directors was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section above and based on this review, has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee

Board of Directors

Lee E. Babiss

Lorin J. Randall

Kenneth H. Traub

Jack W. Wyszomierski

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of February 29, 2016 (unless otherwise indicated below) by:

•	each person known by us to beneficially own more than 5% of our Common Stock;

•	each of our Directors and nominees;

•	each of the executive officers named in the Summary Compensation Table; and

•	all of our Directors and nominees and executive officers as a group.

We determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that could be issued upon the exercise of outstanding options, RSUs and warrants held by that person that are exercisable within 60 days of February 29, 2016 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

Percentage ownership calculations for beneficial ownership for each person or entity are based on 83,720,154 shares of Common Stock outstanding as of February 29, 2016.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares	Percent of Class
Greater Than 5% Stockholders
None	—	—
Directors, Nominees and Executive Officers
Gil Van Bokkelen(1)	1,699,502	2.0%
Lee Babiss(2)	112,500	*
John Harrington(3)	1,259,227	1.5%
Ismail Kola(2)	112,500	*
Lorin Randall(2)	112,500	*
Kenneth Traub(4)	192,500	*
Jack Wyszomierski(2)	112,500	*
Jordan Davis(5)	4,045,288	4.8%
Laura Campbell(6)	670,933	*
William (BJ) Lehmann, Jr.(7)	791,371	*
Robert Deans(8)	509,635	*
All Directors, Nominees and executive officers as a group (10 persons) (9)	9,108,821	10.9%

*	Less than 1%.
(1)	Includes vested options for 993,188 shares of Common Stock at a weighted average exercise price of $4.14 per share and 69,268 RSUs that vest within 60 days of February 29, 2016.
(2)	Includes vested options for 112,500 shares of Common Stock at a weighted average exercise price of $1.45 per share.
(3)	Includes vested options for 866,319 shares of Common Stock at a weighted average exercise price of $4.45 per share and 54,182 RSUs that vest within 60 days of February 29, 2016.
(4)	Includes vested options for 112,500 shares of Common Stock at a weighted average exercise price of $1.53 per share.
(5)	Includes 4,001,288 shares of Common Stock held by Radius and its affiliates, over which Mr. Davis has shared voting and dispositive power, and 4,000 shares of Common Stock held by Mr. Davis’ children, over which Mr. Davis has shared voting and dispositive power. The address for Radius and its affiliates is 250 Park Avenue, Suite 1102 New York, New York 10177.
(6)	Includes vested options for 323,002 shares of Common Stock at a weighted average exercise price of $3.91 per share and 36,474 RSUs that vest within 60 days of February 29, 2016.
(7)	Includes vested options for 576,632 shares of Common Stock at a weighted average exercise price of $4.11 per share and 54,439 RSUs that vest within 60 days of February 29, 2016.
(8)	Includes vested options for 325,960 shares of Common Stock at a weighted average exercise price of $4.35 per share that vest within 60 days of February 29, 2016.
(9)	Does not include shares of Common Stock beneficially owned by Dr. Deans, who resigned effective August 31, 2015.

Equity Compensation Plan Information.

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2015, unless otherwise indicated.

Plan Category	Number of securities to be issued upon exercise of outstanding awards	Weighted- average exercise price of outstanding awards	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a) (1)	(b) (2)	(c) (1)
Equity compensation plan approved by security holders	5,740,470	$3.08	669,533
Equity compensation plan not approved by security holders (3)	1,312,172	$2.90	46,890
Total	7,052,642		716,423

(1)	Included in column (a) and (c) are both stock option and RSU awards under our equity compensation plans.
(2)	Reflects the weighted-average exercise price of outstanding options only, as opposed to RSUs that do not have an exercise price. The weighted average exercise price of all outstanding awards under plans is $3.05 and the weighted average remaining term is 5.25 years.
(3)	The other shares of Common Stock included in this plan category are issued or issuable under our Equity Incentive Compensation Plan. The terms of our Equity Incentive Compensation Plan are substantially similar to the terms of the Current LTIP. For information on the terms of these plans, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Program”, as well as “Compensation Discussion and Analysis – Equity Compensation Plans”.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act that were furnished to the Company during or with respect to fiscal year 2015 by persons who were, at any time during fiscal year 2015, Directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all filing requirements for reporting persons were met.

SUBMISSION OF STOCKHOLDER PROPOSALS AND ADDITIONAL INFORMATION.

The Company must receive by December 30, 2016 any proposal of a stockholder intended to be presented at the 2017 annual meeting of stockholders of the Company, which we refer to as the 2017 Annual Meeting, and to be included in the Company’s proxy, notice of meeting and proxy statement related to the 2017 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must be addressed to the Company, 3201 Carnegie Avenue, Cleveland, Ohio 44115 and should be submitted to the attention of the Secretary by certified mail, return receipt requested. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2017 Annual Meeting, which we refer to as Non-Rule 14a-8 Proposals, must be received by the Company by March 15, 2017 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2017 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company.

The Company will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2015, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

The Directors know of no other matters that are likely to be brought before the Annual Meeting. The Company did not receive notice by March 27, 2016 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ William Lehmann, Jr.
William Lehmann, Jr.
Secretary

April 29, 2016

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 20, 2016

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2015 are available free of charge at http://ir.athersys.com/annuals.cfm. We will furnish without charge to each person from whom a proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2015, as filed with the SEC. Requests for such copies should be directed to: Athersys, Inc., 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634, Attention: Corporate Secretary.

For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please contact the Company’s Vice President of Finance at lcampbell@athersys.com. You may also vote electronically at www.investorvote.com/ATHX or telephonically at 1-800-652-VOTE (8683) within the Unites States and Canada.

EXHIBIT A

ATHERSYS, INC. AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of this Plan is to attract and retain (a) officers and other employees and certain consultants of the Company and its Subsidiaries and (b) Non-Employee Directors, and to provide to such persons incentives and rewards for performance or service.

2. Definitions. As used in this Plan,

(a) “Administrator” means the Compensation Committee.

(b) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(c) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” has the meaning set forth in Section 13 of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Common Shares” means the shares of common stock, par value $0.001 per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(h) “Company” means Athersys, Inc., a Delaware corporation and its successors.

(i) “Compensation Committee” means the Compensation Committee (or any successor committee) appointed by the Board in accordance with the regulations of the Company to administer this Plan pursuant to Section 11 of this Plan.

(j) “Covered Employee” means a Participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(k) “Date of Grant” means the date specified by the Administrator on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Administrator takes action with respect thereto).

(l) “Director” means a member of the Board.

(m) “Effective Date” means the date of approval of this Plan by the Company’s stockholders.

(n) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Administrator that sets forth the terms and conditions of the awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(q) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(r) “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Company and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Company’s stockholders, or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(s) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Administrator, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Administrator may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development; strategic partnering; research and development; vitality index; market penetration; geographic business expansion goals; cost targets; customer satisfaction; employee satisfaction; management of employment practices and employee benefits; supervision of litigation and information technology; goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures; achievement of drug development milestones; regulatory achievements including approval of a compound; progress of internal research or clinical programs; progress of partnered programs; completing phases of a clinical study (including the treatment phase); announcing or presenting preliminary or final data from clinical studies (in each case whether on particular timelines or generally); timely completion of clinical trials; submission of INDs and NDAs and other regulatory achievements; financing, investor relations, analysts and communication; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; and financing and other capital raising transactions (including sales of the Company’s equity or debt securities);

•

Operations (e.g., economic value-added; productivity; operating efficiency; cost reductions; recruiting and retaining personnel; implementation or completion of projects and processes; internal controls; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures);

•

Cash Flow (e.g., EBITDA; free cash flow; free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions; total cash flow; cash flow in excess of cost of capital or residual cash flow or cash flow return on investment, budget management);

•

Working Capital (e.g., working capital divided by sales; days’ sales outstanding; days’ sales inventory; days’ sales in payables; improvement in or attainment of expense levels or working capital levels);

•	Liquidity Measures (e.g., debt-to-capital; debt-to-EBITDA; total debt ratio; debt reduction);

•

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues; revenue growth; revenue growth outside the United States; gross margin and gross margin growth; material margin and material margin growth; stock price appreciation; total return to stockholders; sales and administrative costs divided by sales; sales and administrative costs divided by profits);

•

Profits (e.g., operating income; EBIT; EBT; net income, earnings per share; residual or economic earnings; economic profit — these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

•	Profit Margins (e.g., Profits divided by revenues; gross margins and material margins divided by revenues; material margin divided by sales units); and

•	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity).

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to a Covered Employee.

(t) “Market Value per Share” means, as of any particular date, the closing sales price of the Common Shares or, as determined by the Administrator, the average closing sales price of the Common Shares over a period of time, either before or after any particular date, of one to ten days, as reported on the NASDAQ Stock Market (including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, as applicable) or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed or, if not listed on any such other national securities exchange, the NASD OTC Bulletin Board or any other quotation facility on which the Common Shares are quoted (or, if there are no sales on such date, on the next preceding trading day during which a sale occurred). If there is no regular trading market for such Common Shares, the Market Value per Share shall be determined by the Administrator in good faith. The Administrator is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(u) “Non-Employee Director” means a Director who is not an employee of the Company or any Subsidiary.

(v) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(w) “Option Price” means the purchase price payable on exercise of an Option Right.

(x) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(y) “Participant” means a person who is selected by the Administrator to receive benefits under this Plan and who is at the time (i) for Qualified Performance-Based Awards, an officer or other key employee of the Company or any one or more of its Subsidiaries, and (ii) for all other awards, an officer or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in such capacities within 90 days of the Date of Grant, or who is a consultant (provided that such person satisfies the Form S-8 definition of an “employee”) or a Non-Employee Director who receives Common Shares or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan. The term “Participant” shall also include any person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(z) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(aa) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(bb) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Administrator.

(cc) “Plan” means this Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan, as amended and restated effective June 20, 2016, as it may be amended from time to time.

(dd) “Qualified Performance-Based Award” means any award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, or other awards contemplated under Section 10 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ee) “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(gg) “Restricted Stock Unit” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares and/or cash at the end of a specified period.

(hh) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ii) “Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(jj) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(kk) “Voting Stock” means securities entitled to vote generally in the election of directors.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in this Section 3, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to Non-Employee Directors, (F) as other awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under this Plan, will not exceed in the aggregate 20,035,000 Common Shares (which includes 3,035,000 shares approved for the Athersys, Inc. 2007 Amended and Restated Long-Term Incentive Plan, 1,000,000 shares approved when such plan was amended and restated effective June 16, 2011, 6,000,000 shares approved when such plan was amended effective June 18, 2013), plus any Common Shares relating to awards that expire or are forfeited or cancelled under this Plan or the Predecessor Versions of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	The aggregate number of Common Shares available for issuance or transfer under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b) Share Counting Rules.

(i)	If any award granted under this Plan or the Predecessor Versions of this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available under Section 3(a)(i) above

(ii)	Notwithstanding anything to the contrary contained herein: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) above; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) above; (C) Common Shares subject to an Appreciation Right that are not actually issued in connection with its Common Shares settlement on exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) above; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit described above.

(c) Life of Plan Limits.

(i)	Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 20,035,000 Common Shares.

(ii)	The number of shares issued as Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) will not during the life of this Plan in the aggregate exceed 20,035,000 Common Shares.

(iii)	Awards will not be granted under Section 10 of this Plan to the extent they would involve the issuance of more than 20,035,000 shares in the aggregate.

(d) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i)	No Participant will be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 1,000,000 Common Shares during any calendar year.

(ii)	No Participant will be granted Qualified Performance-Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares and/or other awards under Section 10 of this Plan, in the aggregate, for more than 1,000,000 Common Shares during any calendar year.

(iii)	Notwithstanding any other provision of this Plan to the contrary, in no event will any Participant in any calendar year receive Qualified Performance-Based Awards of Performance Units and/or other awards payable in cash under Section 10 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $4,000,000.

(iv)	No Non-Employee Director will be granted, in any period of one calendar year, awards under this Plan, in the aggregate, for more than 150,000 Common Shares.

4. Option Rights. The Administrator may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant will be subject to all of the requirements contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price (or other consideration authorized pursuant to Section 4(d)), (iii) subject to any conditions or limitations established by the Administrator, the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Administrator.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant, involuntary termination of a Participant’s employment by the Company without cause, or a Change in Control. Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(g) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h) The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(i) No Option Right will be exercisable more than 10 years from the Date of Grant.

(j) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Administrator may approve.

5. Appreciation Rights.

(a) The Administrator may also authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Administrator, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Administrator, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights will be subject to all of the requirements contained in the following provisions:

(i)	Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Administrator the right to elect among those alternatives.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Administrator at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable. Any grant may specify that such Appreciation Right may be exercised earlier, including in the event of the retirement, death or disability of a Participant, involuntary termination of a Participant’s employment by the Company other than for cause, or a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Administrator may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e) Regarding Free-Standing Appreciation Rights only:

(i)	Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Stock. The Administrator may also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale will be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Administrator at the Date of Grant, or may provide that the Restricted Stock will vest upon the achievement of Management Objectives (as provided in Section 6(e) below).

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Administrator at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum level, but falls short of maximum achievement of the specified Management Objectives.

The grant of Restricted Stock will specify that, before the termination or early termination of restrictions applicable to such Restricted Stock, the Compensation Committee must determine that the Management Objectives have been satisfied.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or disability of a Participant, involuntary termination of a Participant’s employment by the Company without cause, or a Change in Control; provided, however, that no award of Restricted Stock intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code.

(g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Stock with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Administrator may approve. Unless otherwise directed by the Administrator, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7. Restricted Stock Units. The Administrator may also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale will be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Administrator may specify. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of maximum achievement of the specified Management Objectives. The grant of such Restricted Stock Units will specify that, before the termination or early termination of restrictions applicable to such Restricted Stock Units, the Compensation Committee must determine that the Management Objectives have been satisfied.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant, involuntary termination of a Participant’s employment by the Company without cause, or a Change in Control; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Administrator may at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Administrator the right to elect among those alternatives.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Administrator may approve.

8. Performance Shares and Performance Units. The Administrator may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant will be subject to all of the requirements contained in the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time as will be determined by the Administrator at the time of grant, which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant, involuntary termination of a Participant’s employment by the Company without cause, or a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code.

(c) Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Compensation Committee must determine that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Administrator the right to elect among those alternatives.

(e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Administrator at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Administrator at the Date of Grant.

(f) The Administrator may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Administrator may approve.

9. Awards to Non-Employee Directors. If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-Employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Administrator, all or any portion of their annual retainer, meeting fees or other fees in Common Shares, Restricted Stock, Restricted Stock Units or other awards under this Plan in lieu of cash.

10. Other Awards.

(a) The Administrator may, subject to limitations under applicable law, grant to any Participant Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Administrator, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Administrator shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Administrator shall determine.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c) The Administrator may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Administrator.

(d) Notwithstanding anything to the contrary contained in this Plan, any grant of an award under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of a Participant; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of an otherwise available exemption of the award under Section 162(m) of the Code.

11. Administration of the Plan.

(a) This Plan will be administered by the Administrator. To the extent the Compensation Committee is the Administrator, the Compensation Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Administrator will be deemed to be references to such subcommittee. A majority of the Administrator (or subcommittee) will constitute a quorum, and the action of the members of the Administrator (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Administrator (or subcommittee).

(b) The interpretation and construction by the Administrator of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 10 of this Plan and any determination by the Administrator pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Administrator will be liable for any such action or determination made in good faith.

In addition, the Administrator is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Administrator.

(c) The Administrator or, to the extent of any delegation as provided in Section 11(a) and as permitted by law, the subcommittee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Administrator, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Administrator, the subcommittee or such person may have under this Plan. The Administrator or the subcommittee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Administrator or the subcommittee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Administrator or the subcommittee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Administrator in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) shall report periodically to the Administrator or the subcommittee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

12. Adjustments. The Compensation Committee shall make or provide for such adjustments in the numbers of Common Shares authorized under this Plan, subject to limits contained in Section 3 of this Plan, and covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units awards granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price, and in the kind of shares covered thereby, and in other award terms, as the Compensation Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it may, in good faith, determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Compensation Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Compensation Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c) will be made only if and to the extent that (i) such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify and (ii) such adjustment would not result in negative tax consequences under Section 409A of the Code. Without limiting the generality of the foregoing, in the event that the Company issues warrants or other rights to acquire Common Shares on a pro rata basis to all stockholders, the Compensation Committee shall make such adjustments in the number of Common Shares authorized under this Plan and in the limits contained herein as it shall deem to be equitable, including, without limitation, proportionately increasing the number of authorized Common Shares or any such limit.

13. Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Administrator in an Evidence of Award made under this Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(i)	for purposes of this Section 13(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 13(c) below;

(ii)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 35% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(iii)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(b) a majority of the Board ceases to be comprised of Incumbent Directors; or

(c) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (i) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 13(c) above.

14. Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

15. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Administrator may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company. Any such special terms, supplements, sub-plans or alternative versions of this Plan approved by the Administrator may be attached as exhibits to this Plan.

16. Transferability.

(a) Except as otherwise determined by the Administrator, no Option Right, Appreciation Right or other derivative security granted under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Administrator, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Administrator may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

17. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Administrator) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Administrator, the Company shall withhold such Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event shall the market value per Share of the Common Shares to be withheld and/or delivered pursuant to this Section 17 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld; provided, that, in the discretion of the Administrator, Common Shares with a market value in excess of the minimum amount of taxes required to be withheld (but not in excess of the maximum statutory withholding rate) may be withheld as long as such withholding will not result in an award otherwise classified as an equity award under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) to be classified as a liability award under ASC Topic 718. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

18. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without stockholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Company’s stockholders.

(c) If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, and including in the case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Administrator may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Subject to Section 19(b) hereof, the Administrator may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award except as otherwise provided in an Evidence of Award to the extent so providing would not result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Administrator will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20. Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

21. Effective Date/Termination. The Athersys, Inc. 2007 Long-Term Incentive Plan was amended and restated in June 2011 in the form of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (as Amended and Restated Effective June 16, 2011), which itself was amended and restated in June 2013 in the form of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (Amended and Restated Effective June 18, 2013) (collectively, the “Predecessor Versions of this Plan”), is amended and restated in the form of this Plan. This Plan will be effective as of the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date (which date is expected to be June 20, 2026), but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

22. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Administrator may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 22(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board or Compensation Committee, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Administrator may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Participants shall provide the Company with a written election form setting forth the name and contact information of the person who will have beneficial ownership rights upon the death of the Participant.

(i) Except with respect to Option Rights and Appreciation Rights, the Administrator may permit Participants to elect to defer the issuance of Common Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Administrator also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(j) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Board or Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Administrator, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

23. Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) above will be added to the aggregate limit contained in Section 3(a)(i) of the Plan.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 19, 2016.

Vote by Internet
• Go to www.investorvote.com/ATHX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE 7 LISTED DIRECTOR
NOMINEES, AND FOR PROPOSALS 2, 3 AND 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Gil Van Bokkelen	☐	☐	02 - John J. Harrington	☐	☐	03 - Lee E. Babiss	☐	☐
	04 - Ismail Kola	☐	☐	05 - Lorin J. Randall	☐	☐	06 - Jack L. Wyszomierski	☐	☐
	07 - Jordan S. Davis	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending Dec. 31, 2016.	☐	☐	☐	4. Approval, on an advisory basis, named executive officer compensation.	☐	☐	☐

3. Approval of the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02BEFB

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly voting your shares using one of the three voting methods outlined on this card.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — Athersys, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

FOR THE ANNUAL STOCKHOLDERS MEETING ON JUNE 20, 2016.

The undersigned hereby constitutes and appoints Dr. Gil Van Bokkelen, Mr. William Lehmann and Ms. Laura Campbell, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Athersys, Inc. to be held at the Marriott Hotel at Key Center, 127 Public Square, Cleveland, Ohio 44114 on June 20, 2016, at 8:30 a.m. EST and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE YOUR SHARES BY USING ONE OF THE THREE VOTING METHODS OUTLINED ON THIS CARD.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Please check this box if you plan to attend the Annual Meeting of Stockholders.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+